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The following opinion issued on February 8, 2007 by the Delaware Chancery Court was posted by Atmel Corporation on the Company’s website at http://www.atmel.com/ir/ on April 23, 2007.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

GEORGE PERLEGOS and	:
GUST PERLEGOS,	:
:
Plaintiffs,	:
:
v.	:	C.A. No. 2320-N
:
ATMEL CORPORATION,	:
:
Defendant.	:
:
GEORGE PERLEGOS and	:
GUST PERLEGOS,	:
:
Plaintiffs,	:
:
v.	:	C.A. No. 2321-N
:
ATMEL CORPORATION, a Delaware	:
corporation, DAVID SUGISHITA,	:
STEVEN LAUB, PIERRE FOUGERE,	:
T. PETER THOMAS and CHAIHO KIM,	:
:
Defendants.	:
MEMORANDUM OPINION
Date Submitted: December 11, 2006
Date Decided: February 8, 2007

Stephen C. Norman, Esquire, Kevin R. Shannon, Esquire, Matthew E. Fischer, Esquire, Timothy R. Dudderar, Esquire, Kirsten A. Lynch, Esquire and Melony R. Anderson, Esquire of Potter Anderson & Corroon LLP, Wilmington, Delaware, Attorneys for Plaintiffs.
Jesse A. Finkelstein, Esquire, Raymond J. DiCamillo, Esquire, Brock E. Czeschin, Esquire, and Daniel M. Silver, Esquire of Richards, Layton & Finger, P.A., Wilmington, Delaware, Eugene Illovsky, Esquire of Morrison & Foerster, LLP, Walnut Creek, California, and Kenneth A. Kuwayti, Esquire and Darryl P. Rains, Esquire, of Morrison & Foerster, LLP, Palo Alto, California, Attorneys for Defendants.
NOBLE, Vice Chancellor

     A company’s audit committee investigated travel-related expenses following the discovery that the head of its travel department had engaged in fraudulent practices relating to the procurement of airline tickets. The investigation eventually focused on several high-level managers, including two of the company’s founders and directors: its chairman, president, and chief executive officer, and its executive vice president. The audit committee retained independent and experienced counsel to investigate the matter. While the investigation was progressing, the company’s board, at a specially called meeting, established a special committee comprised of five non-management directors. The special committee was authorized to take any action it deemed appropriate on behalf of the company with respect to travel-related expenses. Immediately thereafter, the special committee met with the company’s chairman, president and chief executive officer. Dissatisfied with his responses, as well as those of the executive vice president, the special committee, after obtaining separate counsel to review the investigation, voted unanimously to terminate the pair for cause. Before the board convened to remove the chairman, however, he called a special meeting of the company’s stockholders for the purpose of removing those directors who served on the special committee. The next day, the board elected a new chairman and gave him the authority to cancel the attempted call of a special stockholders meeting, which he did. The ousted officers then brought this action against the company and those directors who voted to cancel the special stockholders meeting. They seek to recover their jobs with the company and an order compelling the holding of the cancelled stockholders meeting.
     This Memorandum Opinion sets forth the Court’s post-trial findings of fact and conclusions of law.
I. FINDINGS OF FACT1
A. The Players
     Defendant Atmel Corporation (“Atmel” or the “Company”) is a Delaware corporation headquartered in San Jose, California. With production facilities in North America, Europe, and Asia, Atmel designs, develops, manufactures, and sells a range of semiconductor integrated circuit products, including microcontrollers and advanced logic, mixed-signal, non-volatile memory and radio frequency chips, which are used principally in cell phones, disk drives, car alarms, camcorders, and electronic entertainment products.
     Plaintiff George Perlegos and Plaintiff Gust Perlegos (collectively, the “Plaintiffs” or the “Perlegoses”), with backgrounds in electrical engineering, founded the Company in 1984.2 They were officers of Atmel—George Perlegos as Chairman,

[1]	Not all of the Court’s findings of fact are presented herein. For convenience, some findings of fact are set forth in Part III, infra.

[2]	T.C. Wu was also a co-founder of Atmel. Trial Transcript (“Tr.”) 5 (George Perlegos); Tr. 190 (Gust Perlegos).

President, and Chief Executive Officer; Gust Perlegos as Executive Vice President—until their termination in August 2006. They were members of Atmel’s Board of Directors (the “Board”) until they resigned in September 2006.
     At all times relevant to this action, the Board consisted of David Sugishita, Steven A. Laub, Pierre Fougere, T. Peter Thomas, Chaiho Kim (collectively, the “Director Defendants”), T.C. Wu, also an Executive Vice President, and Plaintiffs George Perlegos and Gust Perlegos. Two committees of the Board, the Audit Committee and a Special Committee, were involved in the investigation of, and corporate response to, abuses of the Company’s travel policies. At various times, the committees were advised by Daniel Bergeson, of Bergeson, LLP; James E. Boddy and other representatives of Morrison & Foerster, LLP; Harish Khanna of PricewaterhouseCoopers; and Mark A. Bertelsen, Corporate Secretary and Atmel’s outside counsel at Wilson Sonsini Goodrich & Rosati, P.C.
     Other principal Atmel employees in this case include: Mike Ross, Vice President, General Counsel and Assistant Secretary; Mikes Sisois, Chief Information Officer and Vice President for Planning and Information Technology; Julie Mar-Spinola, Chief Litigation and Intellectual Property Counsel; and Shahram Davani, who was Atmel’s Global Travel Manager.

B.	Trouble in the Travel Department: The Genesis of Investigating Breaches of Atmel’s Travel Policy
1.	Atmel’s Travel Policy
     In November 2003, Atmel adopted a comprehensive Travel and Expense Policy (the “Travel Policy”) for all of its employees in the United States.3 Its stated purposes were (i) to provide employees with a clear and consistent understanding of Atmel’s travel policies and procedures, (ii) to provide employee-travelers with a reasonable level of service at the lowest available cost, and (iii) to aid the Company in securing lower costs through negotiated discount arrangements with suppliers. Principally, the Travel Policy contained information on booking guidelines (e.g., travel authorization forms, preferred airlines, use and distribution of upgrades, personal travel of spouse and family members) and expense reporting requirements.
2.	Where There Are Rules, There Will Be Those Who Break Them—Davani’s Fraudulent Scheme
     Davani served as the head of Atmel’s travel department. During his time at Atmel, Davani had developed a reputation for obtaining unusually low-cost tickets for employees.4 Not surprisingly, it would come to light that this was attributable not to skill but to a fraudulent scheme involving a vast array of “debit memos,” “zero-exchange tickets,” and direct payments to Davani.

[3]	Joint Trial Exhibit (“JX”) 256.

[4]	E.g., Tr. 548-49 (Kim); Tr. 104-05 (George Perlegos); Tr. 322 (Bergeson, recalling Wu interview);

JX 370 at ATMEL 101866.

     With debit memos, a ticket recipient would pay a portion, sometimes a nominal one, of the total ticket cost and the airline, sometimes months or even a year later, would issue a “debit memo” to TQ3 Navigant (“Navigant”), a third-party provider of travel services to Atmel, as a charge for the shortfall.5 In turn, Navigant would pass along the charge to Atmel as “management fees,” as Davani had requested.6 In contrast, with a zero-exchange ticket, Atmel would pay the entire cost upfront. The ticket would be issued in the name of one person (e.g., Atmel employees and their families, non-employees, fictitious persons) and then exchanged for another ticket in the name of the person who was actually traveling.7 The recipient would pay nothing and would not necessarily know whether the ticket was a “zero-exchange ticket.”
     A clearer method of Davani’s fraud can be found in how he sometimes charged for personal tickets. In charging an Atmel employee, or a friend or relative of an Atmel employee, Davani would first charge the ticket to Atmel’s Diners Club card and then “resell” it to the traveler, sometimes for a lesser price. Surprisingly, travelers—and many did—would pay Davani directly with a personal check or cash. The amounts Davani received through this subterfuge were never remitted.
     In early July 2005, Navigant provided Atmel with information implicating Davani in fraudulent practices in connection with the Company’s purchase of airline

[5]	JX 254; Tr. 42 (George Perlegos); McCaman Dep. 30.

[6]	JX 254 at ATMEL 72333.

[7]	Tr. 373 (Bergeson); JX 254.

tickets and travel upgrades. George Perlegos fired Davani on July 11, 2005. Four days later, the Board was advised of the controversy surrounding Davani’s booking practices and the Company sought more information from Navigant and other parties. On October 14, 2005, after three months of investigation, the Board learned that Davani had profited personally by more than $500,000 and that the total impact on Atmel from his improper booking practices exceeded $2 million.

C.	The Audit Committee Initiates an Independent Investigation into Travel Expenses and Retains Bergeson for Assistance
     After Davani’s termination on July 11, 2005, questions surrounding abuses of Atmel’s Travel Policy continued, and they did not stop with Davani.
     Atmel turned first to its principal law firm, Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), for an investigation into Davani’s conduct. Sometime during its investigation, George Perlegos contacted Zoila Neves to conduct an investigation and prepare a report on how Davani was able to defraud the Company. Neves had been George Perlegos’s long-time secretary and, despite her lack of any formal accounting background, was familiar with travel billing and accounting practices. Her retirement led to the Company’s hiring of Davani.8 In late September 2005, Neves submitted an “Audit Overview” report to George Perlegos and Ross. Two key findings in her report were that the total misappropriation of

[8]	Tr. 22-25, 113-14 (George Perlegos).

funds by Davani was approximately $540,000 and that the total financial impact on Atmel was approximately $2.5 million.9 Because Neves’s report focused on Davani, it did not offer information about others who may also benefited from Davini’s conduct.10
     Two months after Neves’s report, Sugishita, Chairman of Atmel’s Audit Committee, sought an independent investigation into travel expenses.11 Bertelsen, Atmel’s Secretary and outside counsel at Wilson Sonsini, agreed, not least of all because of concerns raised by PricewaterhouseCoopers (“PwC”), Atmel’s auditors.12 Bertelsen recommended Bergeson and his law firm, Bergeson, LLP (also “Bergeson” or “Bergeson’s firm”), which had experience in audit committee investigations.13 After some inquiry, Sugishita went ahead, and with the Audit Committee’s blessing, retained Bergeson’s firm in late November 2005 to determine whether others at Atmel had personally benefited from Davani’s scheme.14
     Bergeson received a copy of Neves’s internal report and noted the last page of her report which identified almost $2.5 million in damages to Atmel, yet only

[9]	JX 254 at ATMEL 72339.

[10]	Tr. 117-18 (George Perlegos).

[11]	Tr. 654-55 (Sugishita).

[12]	Id.; JX 11.

[13]	Tr. 657-58 (Sugishita); Tr. 810 (Thomas).

[14]	JX 113 (Nov. 29, 2005); Tr. 356 (Bergeson).

$540,000 attributable to Davani. Bergeson and his team “wanted to find out where [the difference] went.”15
D. The Bergeson Investigation
     During an eight-month investigation, Bergeson and his colleagues spent more than one thousand hours reviewing e-mails; conducting forensic analyses of computer hard drives; and interviewing more than two dozen individuals, including George Perlegos and Gust Perlegos.16 Bergeson’s findings would come forth in two reports: (i) the Preliminary Report to the Audit Committee on February 7, 2006,17 and (ii) the Final Report on July 18, 2006.18
     1. Bergeson’s Preliminary Report of February 7, 2006
     A little more than two months into his investigation, Bergeson provided the Audit Committee with the Preliminary Report on February 7, 2006.19 Eleven individuals were identified as having benefited from zero-exchange tickets and debit memos for either personal- or business-related travel.20 Among other initial findings,

[15]	Tr. 364-65 (Bergeson).

[16]	JX 50 at ATMEL 75074-77; Tr. 434 (Bergeson).

[17]	JX 314 (Feb. 7, 2006).

[18]	JX 50 (July 18, 2006).

[19]	The report gave an overview of, among other things, the scope of the investigation, a chronology of key events, the investigation’s methodology, the quantity and dollar amounts from zero exchange tickets and debit memos, the value of personal travel received, and the amounts paid to Davani. At trial, Bergeson testified that, by the time the Preliminary Report had been issued, he and his team had interviewed at least everyone he had listed in his report as having been interviewed, but that the ongoing nature of the investigation meant that more interviews would be needed. Tr. 317-19 (Bergeson).

[20]	JX 314 at ATMEL 21241, 21251-53.

Bergeson reported: George Perlegos had received fourteen tickets for personal travel, with no evidence that he paid for eight of them; Gust Perlegos had received nine tickets for personal travel, with no evidence that he paid for one of them; Ross, had received 80 tickets for personal travel, with no evidence that he paid for most of them; Sisois had received 31 tickets for personal travel, with no evidence that he paid for any of them; Wu had received nineteen tickets for personal travel, with no evidence that he paid for five of them; and Mar-Spinola had received fourteen tickets for personal travel, with no evidence that she paid for any of them.21 When Bergeson presented the Preliminary Report to the Audit Committee, he held the view that there was no evidence of individual wrongdoing and that his preliminary findings did not support terminating anyone.22
     Still, around this time, George Perlegos, perhaps sensing that the Audit Committee’s attention was turning increasingly to those in management, was not without an opinion as to the investigation’s focus. On February 8, a day after Bergeson’s Preliminary Report, George Perlegos e-mailed Sugishita, as chair of the Company’s Audit Committee, and advised, “We should not fight among ourselves[;] we should concentrate on how we get our money back from [Davani].”23 Two days later, on February 10, George Perlegos met with the Audit Committee, a meeting he

[21]	JX 314 at ATMEL 21244-47.

[22]	See JX 118 (Feb. 7, 2006); Tr. 325 (Bergeson); see also Tr. 844 (Thomas); Tr. 922 (Fougere).

[23]	JX 258.

described as an “interrogation,” and was asked specifically about certain findings in the Preliminary Report.24
2.	Atmel Executes a Settlement Agreement with Davani and the Bergeson Investigation Continues
     After the Preliminary Report, the Audit Committee continued to monitor Bergeson’s investigation.25 During this period, Bergeson and his colleagues reviewed e-mails and other documents uncovered during the investigation. They also conducted approximately a dozen more interviews. One of these interviews was with Davani.26
     Davani’s participation was secured through a settlement agreement with Atmel.27 The Audit Committee considered the issue of entering into a settlement agreement with Davani at its meeting on March 21, 2006.28 Bergeson stated that Davani’s lawyer had indicated that his client had documentary evidence relevant to the investigation and that a settlement agreement was a condition to Davani’s

[24]	Tr. 53 (George Perlegos).

[25]	JX 119 (Feb. 10, 2006); JX 121 (Mar. 21, 2006); JX 122 (June 5, 2006); JX 123 (June 13, 2006).

[26]	Tr. 405-07 (Bergeson); JX 156 (June 28, 2006 interview); JX 154 (May 30, 2006 interview).

[27]	JX 305. It should also be noted that both Sugishita and George Perlegos played some role in securing or setting the parameters of Atmel’s agreement with Davani. About a week before the Audit Committee’s meeting of March 21, Sugishita e-mailed Thomas, Kim, Fougere, Laub, and Bertelsen about the need to gain access to documents that Davani could provide and argued that George Perlegos, Gust Perlegos, Wu, and Kim should not be involved in settlement negotiations because they were “subjects in [the] investigation.” JX 103. George Perlegos, who ultimately approved and signed the settlement agreement, deleted language that Bergeson had drafted which would have required Davani to be “available for depositions, provide affidavits and truthful testimony.” Tr. 405-06 (Bergeson).

[28]	JX 121 (Mar. 21, 2006).

cooperation and willingness to be interviewed. Bergeson believed that “interviewing Davani was important to a complete investigation in light of his central role.”29 For Davani, the practical significance of the settlement agreement was that he would receive a release from claims by Atmel.30
     Davani was eventually interviewed by Bergeson and his team on May 30, 2006, the same day the settlement agreement was executed.31 Shortly thereafter, Bergeson met with the Audit Committee on June 5, 2006, to apprise members of the investigation and reported that, “although Davani had engaged in improper and possibly illegal activities, his answers to questions related to travel expenses and personal travel at Company expense were generally credible and consistent with the facts developed in the special investigation.”32

[29]	Id.

[30]	Tr. 332-33 (Bergeson); JX 305.

[31]	Tr. 472 (Bergeson). Hours before Davani’s scheduled interview appointment on May 30, Sugishita had expressed his frustration to other members of the Audit Committee that, days before, George Perlegos had twice given assurances that he would promptly sign the settlement agreement and have it couriered to Bergeson’s office. Perlegos was apparently late in doing so. Sugishita saw this as part of a larger “behavior pattern towards independent director[s’] requests” and that his actions were “crossing the line into subordination.” Further, he noted that Thomas “ha[d] given George several counseling sessions with regards to this topic but the results [were] always the same . . . no change!” JX 105. Another director, Fougere, responded that he “[did] not understand this attitude” and recommended that two of the non-management directors meet with George Perlegos to communicate their concerns to him gently. Id. (“I suggest to have a face to face discussion with George but I fear that being in front of five of us . . . he may feel [like he is] facing a court so it might be better that we have two of us . . . maybe a lunch meeting outside in a quiet place.”).

[32]	JX 122 (June 5, 2006).

3.	Bergeson’s Final Report of July 18, 2006
     If the Preliminary Report did not provide Audit Committee members with a basis for terminating certain Atmel employees, Bergeson’s Final Report apparently did.33
     On July 18, 2006, Bergeson and two of his colleagues attended a special meeting of the Audit Committee to present the findings of their investigation into travel expenses that the Company may have paid on behalf of certain employees or their family members from 2002 to 2005. The Final Report revealed several things: a lack of separation between travel booking and approval functions; how a labyrinth of zero exchange tickets and debit memos was used to create the appearance of unusually low-priced tickets for Atmel employees, and to defraud Atmel in the process; and the frequent use of Atmel’s travel service for personal and family travel by top-level employees of the Company. More specifically, there was evidence that, with respect to:
•	George Perlegos, there were 338 tickets for personal travel attributable to him, with $280 in checks to Davani and a total cost of about $170,000 to Atmel for travel by him and his immediate family;

•	Mike Ross, there were at least 203 tickets for personal travel attributable to him, with $4,849 in personal checks to Davani and a total cost of about $158,000 to Atmel for travel by him and his immediate family;

•	Mikes Sisois, there were 99 tickets for personal travel attributable to him, with $2,224 in personal checks to Davani and a total cost of about $72,000 to Atmel for travel by him and his immediate family;

[33]	Tr. 427 (Bergeson).

•	Gust Perlegos, there were 146 tickets for personal travel attributable to him, with $2,224[34] in personal checks to Davani and a total cost of about $67,000 to Atmel for travel by him and his immediate family;

•	T.C. Wu, there were 175 tickets for personal travel attributable to him, with $29,190 in personal checks to Davani and a total cost of about $56,000 to Atmel for travel by him and his immediate family; and

•	Julie Mar-Spinola, there were 62 tickets for personal travel attributable to her, with $10,867 in personal checks to Davani, and a total cost of about $36,000 to Atmel for travel by her and her immediate family.[35]
The Final Report also indicated that there were serious internal control failures with respect to personal travel and accounting for travel expenses, and that George Perlegos and Ross knew of this.36
     At some point during the Audit Committee’s discussion of Bergeson’s findings, Khanna, Atmel’s auditor at PwC, commented that Atmel’s auditors were looking for an effective and timely response to the breaches of Atmel’s travel policies and recommended that the Audit Committee start thinking about how to proceed.37 Bergeson was later asked whether the evidence as of that date supported termination of certain Atmel employees.38 He responded that there was enough evidence to terminate all six of the individuals who were discussed at the meeting.39 All of the

[34]	It would later come to light that Gust Perlegos had paid more, bringing the total he paid to Davani to $3,459.10.

[35]	JX 50 at ATMEL 75132-33, 75138-39.

[36]	JX 50 at ATMEL 75115, 75117.

[37]	JX 124 (July 18, 2006); Tr. 428 (Bergeson); Tr. 673-74 (Sugishita); Tr. 760 (Laub); Tr. 814 (Thomas).

[38]	Tr. 759 (Laub); Tr. 815 (Thomas).

[39]	Tr. 427 (Bergeson). Those individuals were George Perlegos, Gust Perlegos, T.C. Wu, Julie Mar-Spinola, Mike Ross, and Mikes Sisois. Id.; JX 124 (July 18, 2006).

directors at the July 18 meeting testified that they relied, at least in part, on Bergeson’s assessment in forming their opinions.40
     The Audit Committee’s meeting on July 18 was, in many ways, the beginning of the end for the Perlegoses. At trial, one director at the meeting described the mood as “somber.”41 Another director, one of the earliest investors in Atmel who had served on its Board for twenty years and who admired the Perlegos family and respected the rise of George Perlegos to become the head of a billion dollar company, expressed disappointment with how the Perlegoses had received personal travel benefits at the Company’s expense; it was after Bergeson’s presentation that he “was starting to understand that the situation [the Company] had with both Gust and George was very, very serious.”42
     Ultimately, the Audit Committee unanimously resolved to do three things: (i) to meet with George Perlegos to review Bergeson’s findings with him and hear his response, (ii) to retain independent counsel to review the investigation and findings of Bergeson and his staff for fairness and thoroughness, and (iii) to call a special meeting of the full Board to consider creating a special committee comprised of all

[40]	Tr. 683 (Sugishita); Tr. 759 (Laub); Tr. 815 (Thomas); Tr. 560-61 (Kim); Tr. 863-65 (Fougere).

[41]	Tr. 764 (Laub).

[42]	Tr. 806-09, 814-19 (Thomas).

five non-management directors to act on behalf of the Board on all issues with respect to travel-related expenses.43
E. Atmel’s Board Forms a Special Committee
     The day after the Audit Committee met on July 18, 2006, Sugishita sent an e-mail message in the afternoon to every member of the Board providing formal notice of a special meeting of the Board for July 21, 2006, at 8:00 a.m.44 He also followed up with Teddie Cazier, who was the personal assistant to George Perlegos, Gust Perlegos, and Wu. He both telephoned and e-mailed Cazier later that afternoon to ask that she relay the message to each of them that a special meeting had been called.45 About forty minutes after Sugishita’s follow-up e-mail and shortly before the close of business, Cazier replied, “Gust and T.C. are traveling in Europe. I will contact them tomorrow (Thursday 7/20).”
     As planned, the special meeting of Atmel’s Board was held on July 21 to consider the establishment of a Special Committee. Present were Kim, Thomas, Laub, Fougere, George Perlegos, and Sugishita, who was both chairman and secretary at the meeting.46 Gust Perlegos and Wu, however, were not.47 Gust

[43]	JX 124 (July 18, 2006).

[44]	JX 71 (July 19, 2006).

[45]	Tr. 690-91 (Sugishita); JX 71 at P000002.

[46]	Although the minutes reflect that Sugishita presided as chair of the meeting, the record does not disclose how he was able to do so in the presence of George Perlegos, who was, of course, Chairman of the Board at the time.

[47]	JX 126 (July 21, 2006). Neither Wu nor Cazier was deposed or testified at trial.

Perlegos testified that he did not know the meeting happened: he did not check e-mail while traveling in Greece; he did not receive any calls or phone messages from Cazier; and he did not learn of the meeting from anyone else.48
     Still, the Director Defendants achieved the singular purpose of the meeting: the Board approved a resolution creating the Special Committee consisting of non-management directors Kim, Thomas, Fougere, Laub, and Sugishita, giving it the “full power and authority of the Board of Directors to take any action it deem[ed] to be appropriate on behalf of the Company with respect to the travel related expenses and other issues . . . .”49 Of those present, only George Perlegos voted against the resolution.
F. The Newly Formed Special Committee Meets with George Perlegos
     On July 21, 2006, the Director Defendants took their first action as the newly formed Special Committee by meeting with George Perlegos to discuss and update him on the travel investigation. At no time, however, was he informed that the Special Committee was considering terminating or taking disciplinary action against any officers of Atmel.50
     At the meeting, which he also described as an unfair “interrogation,” George Perlegos was shown for the first time Bergeson’s Final Report, which took the form

[48]	Tr. 210-11 (Gust Perlegos).

[49]	JX 126 (July 21, 2006).

[50]	Tr. 621 (Sugishita).

of PowerPoint slides.51 He was not, however, provided a copy of Bergeson’s report or with a list of tickets, which he viewed as essential to responding adequately to the Special Committee and to bringing the travel investigation to a prompt close.52 A more detailed list than the PowerPoint slides George Perlegos had been shown was apparently available.53 Bergeson admitted at trial that he had one in his possession at the meeting, but was unable to show it to Perlegos who had walked out of the hour-long meeting before its conclusion to head to a doctor’s appointment.54
G.	The Special Committee Receives an Independent Review of Bergeson’s Findings and Takes a Straw Vote
     At the end of its July 18 meeting, the Audit Committee resolved to have an independent review—a “second opinion,” as one director put it55—of Bergeson’s investigation. Soon thereafter, Boddy, an experienced labor and employment

[51]	JX 14.

[52]	JX 6. George Perlegos requested, without success, a copy of Bergeson’s Final Report both at the July 21 meeting with the Special Committee and later that afternoon in an e-mail to its members. He also urged the Special Committee of the “need to bring [the] investigation to a close ASAP.” Id.

[53]	Tr. 350 (Bergeson); JX 63.

[54]	Tr. 350 (Bergeson); Tr. 58-59 (George Perlegos). Bergeson, however, made no effort to schedule a more convenient time for Perlegos and did not forward a copy of the report to his office. In fact, George Perlegos did not receive a copy of the list of tickets attributed to him before he was terminated. Tr. 351 (Bergeson). At trial, it became apparent that some directors were unaware of this when they made their decisions to terminate. Tr. 533 (Kim); Tr. 779, 802 (Laub). Those same directors, however, suggested at trial that, had they known at the time, they still would have voted to terminate. Tr. 537-38 (Kim); Tr. 802-03 (Laub). In addition, Boddy, who later reviewed Bergeson’s work for fairness and thoroughness, testified that it had been disclosed to him when he began his work that unabbreviated lists of tickets had not been shown to the Perlegoses and, yet, his review still concluded that the investigation had been fair. Tr. 927-28 (Boddy).

[55]	Tr. 697 (Sugishita).

attorney at Morrison & Foerster, LLP, was retained. His charge was to review Bergeson’s findings for fairness and thoroughness.56
     On August 1, 2006, the Special Committee met to receive Boddy’s assessment. He explained that his methodology was, first, to understand the nature and scope of the investigation that Bergeson’s firm had conducted; then to examine whether the evidence provided grounds for termination of certain Atmel employees; and, finally, to consider whether evidence supported opposite conclusions.57 His analysis was based on a review of interviews that had been conducted by Bergeson and his two colleagues, Elizabeth Lear and Marc van Niekerk, as well as a review of materials that Bergeson had provided in a binder. In addition, Boddy examined documents that had not been provided to him directly, namely file memoranda of interviews, written employment agreements, and supporting documentation that was referenced or used in the Final Report, but not included in it or provided to Boddy.58
     Boddy concluded that: (i) the investigation, in his opinion, had been fairly and thoroughly conducted, and (ii) Bergeson’s Final Report provided a good faith basis to terminate George Perlegos, Gust Perlegos, Ross, Sisois, and, although a “closer case,” Wu.59

[56]	JX 124 (July 18, 2006); Tr. 899 (Boddy).

[57]	Tr. 911 (Boddy).

[58]	Tr. 917, 929 (Boddy).

[59]	JX 127 (Aug. 1, 2006); Tr. 900-02, 905-06 (Boddy).

     Boddy’s report was followed by two others: Darryl Rains, also of Morrison & Foerster, LLP, and special counsel to the Special Committee, advised the directors of the need to consider their fiduciary duties in light of Bergeson’s findings and the potential for investigations by the Securities and Exchange Commission and the United States Department of Justice if the Special Committee chose to take no action; and Khanna advised that auditors were looking to the Special Committee to take “prompt and appropriate remedial action.”60
     In light of all of this advice, the members of the Special Committee took a “straw vote” with respect to each of the Atmel employees under review (i.e., George Perlegos, Gust Perlegos, Sisois, Ross, Wu, and Mar-Spinola), and agreed tentatively to terminate George Perlegos and Gust Perlegos.61
H.	The Special Committee Terminates the Perlegoses for Cause
     On August 3, 2006, the Special Committee convened a 6:00 a.m. conference call to formalize the tentative determinations it had made two days earlier. Unanimously, the Special Committee resolved to terminate George Perlegos,62 Gust Perlegos, Ross, and Sisois for cause (i.e., for their conduct in obtaining personal travel at Atmel’s expense); to reprimand Wu; and to meet further with Mar-Spinola

[60]	JX 127 (Aug. 1, 2006).

[61]	Id.; Tr. 560-62 (Kim); Tr. 703 (Sugishita); Tr. 826-27 (Thomas); Tr. 864-65 (Fougere).

[62]	Laub abstained from voting with respect to George Perlegos.

and ask that she provide additional information.63 The Special Committee also resolved to request that George Perlegos, Gust Perlegos, and Wu resign from Atmel’s Board on August 5, 2006.64
     The Special Committee planned to inform George Perlegos and Gust Perlegos on August 5, a Saturday, of their respective terminations: first at 9:30 a.m. with Gust Perlegos in person; then with George Perlegos at 10:00 a.m. by conference call.65 That was not to be. When Sugishita and Fougere, who were to communicate the Special Committee’s decision,66 commenced a meeting with Gust Perlegos at Atmel’s headquarters, Gust Perlegos almost immediately ended it. He directed all communications to his personal attorney, Paul Alexander, and abruptly left the conference room.67 Passing word to George Perlegos proved even more difficult.
     A conference call among Sugishita, Fougere, and George Perlegos was scheduled for 10:00 a.m., with Perlegos agreeing to initiate the call.68 Both Sugishita

[63]	JX 130 (Aug. 3, 2006); JX 132 (Aug. 14, 2006). Ultimately, Mar-Spinola was not terminated.

[64]	JX 130 (Aug. 3, 2006). Curiously, despite the Board’s resolution to request that the Perlegoses and Wu resign from the Board, Sugishita later took it upon himself to instruct Boddy, who was drafting letters to those whom the Special Committee had terminated or reprimanded, to change the word “request” to “recommend” in the letter to Wu. JX 75 at ATMEL 22764.

[65]	JX 56; JX 57.

[66]	Before the meeting of the Special Committee on August 3, Sugishita had arranged that both he and Fougere would act behalf of the Special Committee in communicating the termination decisions with respect to those affected. JX 75 at ATMEL 77995. Fougere would participate by conference call for all of the scheduled meetings.

[67]	Tr. 260 (Gust Perlegos). Sugishita, acting on behalf of the Special Committee, later e-mailed Paul Alexander an employment termination letter for Gust Perlegos, a list summarizing personal airline travel attributable to Gust Perlegos and his immediate family, and a draft board resignation letter. JX 56.

[68]	JX 57; Tr. 712 (Sugishita).

and Fougere testified that George Perlegos did not call and, after waiting some time, Sugishita forwarded by e-mail to Alexander, his personal attorney, a copy of the employment termination letter, a list of personal airline travel attributable to George Perlegos and his immediate family, and a draft board resignation letter.69 George Perlegos testified that, although he was aware of the scheduled call, he was unable to call in from the island in Greece where he was staying and had not received word from anyone that he had been terminated.70 He testified that, then, all of a sudden, he received many calls about how “armed security ha[d] taken over Atmel; they [were] laying off people.”71 George Perlegos recalled talking to Bob Avery, Atmel’s chief financial officer; Leo Rodrigues, Atmel’s head of security; and Ross and Sisois, both of whom had been terminated.72 Surprisingly, no one, according to George Perlegos, informed him that he had been fired. He testified that Gust Perlegos did not. He testified that Alexander, his attorney, had not when he instructed Alexander to call a shareholders meeting, telling him, “I want . . . to remove all these directors, because nobody informed me of anything that is going on.”73

[69]	JX 57; Tr. 713 (Sugishita).

[70]	Tr. 175-76 (George Perlegos).

[71]	Tr. 177 (George Perlegos).

[72]	Tr. 178-79, 181 (George Perlegos).

[73]	Tr. 177 (George Perlegos).

I.	A Special Meeting of Stockholders is Called—And Then Cancelled
     Also on August 5, 2006, George Perlegos, in his capacity as Chairman of the Board, called a special meeting of the Company’s stockholders for the purpose of voting to remove the Director Defendants.74 He directed Bertelsen, as Atmel’s Secretary, pursuant to Section 5.9 of the Bylaws, to provide prompt written notice to stockholders that the meeting would be held on October 5. Incidentally, George Perlegos’s letter was sent hours after Sugishita had e-mailed Alexander regarding the termination of George Perlegos and Gust Perlegos.75
     The next day, August 6, the Board met to consider several resolutions.76 Without voting expressly to remove George Perlegos as Chairman, the Board elected Sugishita as its “non-executive Chairman,” and also elected Laub as President and Chief Executive Officer.77 Perhaps most significant to George Perlegos was the Board’s final decision that day: its authorization of, and order to, Sugishita to rescind and revoke George Perlegos’s attempted notice of a special meeting of stockholders.78 The stated reasons for the Board’s cancellation of this meeting were threefold: the Director Defendants had been elected at Atmel’s annual meeting just three months earlier; the time and expense of calling a special meeting could detract

[74]	JX 38.

[75]	Tr. 179-80 (George Perlegos).

[76]	JX 75 at ATMEL 77995, 22903

[77]	JX 131 (Aug. 6, 2006) at ATMEL 100032-34.

[78]	Id.

from the management of Atmel’s business; and the meeting could cause confusion among stockholders and employees of Atmel.79 Certainly driving their decision to cancel, however, was what most of the Director Defendants considered a retaliatory, vindictive, and maybe even desperate move on the part of a co-founder who had been one of Atmel’s most important figures, George Perlegos.80
J.	The Perlegoses Bring Suit Against Atmel and the Director Defendants
     On August 7, 2006, George Perlegos and Gust Perlegos brought suit: (i) against Atmel under Section 220(d) of the Delaware General Corporation Law (“DGCL”) to inspect its books and records; (ii) against Atmel under Section 225 to reinstate George Perlegos and Gust Perlegos as President and Chief Executive Officer, and Executive Vice President, respectively; and (iii) against Atmel and the Director Defendants under Section 211 to hold a special meeting of stockholders. On September 8, their action under Section 220 was dismissed, pursuant to a stipulation, after they resigned from the Board. The remaining actions under Sections 211 and 225 are now before the Court.
II. CONTENTIONS
First, in their action under Section 225 of the DGCL, George Perlegos and Gust Perlegos contend that their terminations purportedly for cause were based on

[79]	Id.

[80]	Tr. 565-66 (Kim); Tr. 606-07, 716 (Sugishita); Tr. 772 (Laub); Tr. 833-34 (Thomas).

an orchestrated and fatally flawed investigation which was relied upon by the Special Committee comprised of conflicted directors. Their threshold argument, however, is that the Special Committee itself was invalid because the meeting of the Board during which it was created was improperly noticed and, even if it was validly convened, the resolution creating the Special Committee did not empower it to terminate the Plaintiffs or other Atmel executives. Not surprisingly, Atmel sees it much differently. It counters that the Special Committee was properly formed and that its decision is shielded from second-guessing because it, in good faith, reasonably relied on the advice of competent and qualified advisors and because the evidence from an eight-month investigation into travel expenses supported termination of the Plaintiffs for cause.
     Second, in their action under Section 211, the Plaintiffs contend that on August 6, 2006, the Board improperly directed Sugishita to cancel a special meeting of stockholders that had been validly called the day before by George Perlegos as Chairman, and that the individual Director Defendants’ actions amounted to an impermissible breach of Atmel’s Bylaws and an improper use of the corporate machinery both to entrench themselves as directors and to impede Atmel stockholders in the exercise of their voting rights. Atmel and the Director Defendants, however, argue that injunctive relief should be denied because George Perlegos’s purpose in calling for the special meeting was retaliatory in nature (i.e., made after he knew he had been terminated) and, thus, improper. Moreover, the Defendants maintain that the Board’s new Chairman had full authority to cancel the meeting and that the Board had a legitimate basis for authorizing and directing the Chairman to do so.
III. ANALYSIS
A.	Termination of the Perlegoses for Cause
     The Perlegoses bring their challenge to their termination as officers of Atmel for cause under Section 225 of the DGCL.81 Often recognized as “summary” in character, Section 225 proceedings are designed to provide quick relief with respect to the validity of an election, appointment, or removal of an officer or director in order to ensure that a corporation is not “immobilized by controversies as to who are its proper officers or directors.”82 If the utility of Section 225 is to be realized, however, the contours of a proceeding brought under it must, correspondingly, be narrow and limited.83 Thus, this Court has traditionally avoided those collateral

[81]	Section 225(a) of the DGCL states that, “[u]pon application of any stockholder or director, or any officer whose title to office is contested, . . . the Court of Chancery may hear and determine the validity of any election, appointment, removal or resignation of any director, member of the governing body, or officer of any corporation, and the right of any person to hold or continue to hold such office.”

[82]	Bossier v. Connell, 1986 WL 11534, at *2 (Del. Ch. Oct. 7, 1986).

[83]	See, e.g., Box v. Box, 697 A.2d 395, 398 (Del. 1997); B.F. Rich Co., Inc. v. Gray, 2006 WL 3337163, at *4 (Del. Ch. Nov. 9, 2006); Frankino v. Gleason, 1999 WL 1032773, at *3 (Del. Ch. Nov. 5, 1999), aff’d, 744 A.2d 988 (Del. 1999) (Table); Bossier, 1986 WL 11534, at *3.

issues, such as breaches of fiduciary duty or disputes over contractual obligations, which go beyond “merely deciding rightful title to [an] office.”84
* * *
     Analysis of whether the Special Committee’s termination decisions should be invalidated necessarily centers on two themes: (i) whether the Special Committee was validly formed and properly authorized to terminate Atmel officers; and (ii) whether the Special Committee’s composition and process effectively rebuts the Perlegoses’ arguments that the Special Committee’s conduct was merely a pretext to mask its members’ true motives.
1.	The Special Committee’s Formation and Authorization
a.	Notice of the July 21 Board Meeting Forming the Special Committee
     The Perlegoses allege that the Special Committee was invalid because neither Gust Perlegos nor Wu was ever notified that a special meeting of the Board had been scheduled to consider the Special Committee’s creation. The special meeting of the full Board was held at 8:00 a.m. on July 21, 2006 just three days after Bergeson’s

[84]	Donald J. Wolfe, Jr. & Michael A. Pittenger, Corporate And Commercial Practice In The Delaware Court Of Chancery § 8–8(a), at 8–118 (2006); see id. § 8–8(c), at 8–129 (“[T]he Court of Chancery has traditionally regarded with reluctance the attempt to inject into a proceeding under Section 225 any issue collateral to and therefore potentially obstructive of the an expeditious determination . . . . The essence of such a proceeding therefore remains in rem in nature, designed to provide relief to the corporation, not to individual claimants. Nor is the statute properly employed as a vehicle for definitive resolution of such potentially sprawling controversies as those centering upon breach of fiduciary duties.”).

Final Report and two days after Sugishita e-mailed Board members of the meeting. Thirteen days into its life, the Special Committee terminated two of the Company’s founders. A determination that the Special Committee was the product of an improperly noticed meeting would have at least one critical consequence: the actions taken by it would be void.85
     Notice of the July 21 special meeting of the Board was governed by Section 3.9 of Atmel’s Bylaws, which provides, in pertinent part:
     Special Meetings; Notice. . . . Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, telecopy or telegram, or other electronic or wireless means, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the corporation.
     If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting.
     If the notice is delivered personally or by telephone, telecopy or telegram, it shall be delivered personally or by telephone or to the telegraph company at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.86
     The Defendants claim two successful methods for providing notice:
(i) Sugishita’s e-mail to Board members on July 19,87 and (ii) Sugishita’s telephone

[85]	See Schroder v. Scotten, Dillon Co., 299 A.2d 431, 435 (Del. Ch. 1972) (“A special meeting held without due notice to all directors as required by the by-laws is not lawful and all acts done at such a meeting are void.”).

[86]	JX 44.

[87]	See JX 71 (July 19, 2006).

call to Cazier later that day to request that she inform Gust Perlegos and Wu.88 Although the special meeting may have scheduled with unnecessary haste,89 the Court concludes that all Board members were sufficiently, though not ideally, notified. Sugishita’s first method of notice provides the Court with a sufficient foundation to conclude that adequate notice was given, but the second method, telephoning Cazier, is reviewed because it shows that Sugishita attempted a second method for complying with Section 3.9 of the Bylaws and that his efforts, at least technically, satisfied its literal requirements.
     The first method was an e-mail sent by Sugishita to the full Board on July 19 at 3:41 p.m., approximately 40 hours before the scheduled meeting. Notably absent from Section 3.9 is any reference to “e-mail,” which is not surprising for bylaws adopted in the 1980s.90 The Plaintiffs cite the absence of any express reference to e-mail and further note that Section 3.9 does not address how and when an e-mail would have to be sent to constitute delivery. Although the Plaintiffs are correct in stating that “e-mail” is not mentioned in Section 3.9, the phrase “other electronic or

[88]	See Tr. 690-91 (Sugishita); JX 71 at P000002.

[89]	The manner in which Sugishita scheduled the July 21 special meeting was in stark contrast to how the July 18 Audit Committee meeting had been handled. The Audit Committee’s meeting was finally scheduled for July 18, about a month after the meeting had first been contemplated, and only after several e-mails had been exchanged between Sugishita and other Audit Committee members as to a date that was convenient to everyone. In contrast, notice of the July 21 meeting, arguably one of the most important events, not only in the travel investigation but also in the Company’s history, was given only two days beforehand.

[90]	The Bylaws were last amended in 2004.

wireless means” reasonably subsumes it. Indeed, it is difficult to contemplate how it could not.91
     Judging from the number of e-mails listed as joint exhibits in this case, it is obvious and not surprising that e-mail use at Atmel is widespread, including regular use by the Plaintiffs.92 Moreover, e-mail has been used routinely to notify directors of meetings,93 and the Plaintiffs appear to be late in complaining that it is now an improper method of notice under Atmel’s Bylaws.
     As to when an e-mail must be sent to satisfy Section 3.9, the Court concludes that an e-mail would fall in the time frame established for those means other than traditional United States mail. Section 3.9 divides the timing of the notice requirement into two periods: a four-day minimum for traditional post; a twenty-four hour minimum for personal notice or notice by telephone, telecopy, or telegram. That Section 3.9 permits oral or telephonic notice to someone other than the recipient who the notifier has reason to believe will promptly communicate the notice suggests that telecopy or telegram messages are also expected to reach their recipients in like

[91]	E-mail has been commonly defined as “a means or system for transmitting messages electronically,” Merriam-Webster Online Dictionary, http://www.m-w.com/cgi-bin/dictionary?e-mail (last visited Feb. 8, 2007), and as a “communication exchange between people by computer, either through a local area network or the Internet.” BLACK’S LAW DICTIONARY 539 (7th ed. 1999).

[92]	See, e.g., JX 6 (communicating to full Board); JX 16, JX 100, JX 165, JX 199 (other e-mails by George Perlegos); JX 288, JX 289, JX 291 (e-mails by Gust Perlegos). Furthermore, Gust Perlegos testified at trial that he reads his e-mails. His assistant, Cazier, would read and print out the “important ones.” He acknowledged that, when he is in Greece, “she probably reads them,” too. Tr. 254-55 (Gust Perlegos).

[93]	See Tr. 690 (Sugishita) (noting e-mail was a “traditional means of setting board meetings”).

fashion—promptly (and sooner than the four-day notification period established for United States mail).94 In sum, it is reasonable to conclude that e-mail notice is governed by the latter (direct personal) notice period under Section 3.9 and that Sugishita’s e-mail on July 19 constituted proper notice for the for July 21 meeting.
     The second method of notice was a telephone call to Cazier in which Sugishita asked her to notify George Perlegos, Gust Perlegos, and Wu of the special meeting.95 Under the plain language of Section 3.9, this telephonic oral notice to Cazier will constitute proper notice, but only if (1) Cazier can be considered a “person at the office of the director[s] and (2) Sugishita had “reason to believe [that she would] promptly communicate it to [Gust Perlegos and Wu].” Sugishita’s second method of notice carries certain difficulties because after his call, he e-mailed her at 4:07 p.m. to ask “per our telephonic conversation,” that she “relay the special board meeting

[94]	Ultimately, however, an inquiry into whether an e-mail notice was timely given focuses on when the e-mail was sent, not when the recipient actually received or read the e-mail. Section 3.9 sets a “notice” requirement, not a requirement that directors actually receive notice or be “informed.” Otherwise, an intended recipient’s strategic avoidance could effectively prevent a meeting from ever (or timely) occurring. The Plaintiffs have argued that the transmission of an e-mail “to someone who is traveling and does not have [e-mail] access . . . cannot constitute proper delivery . . . [and] . . . the equivalent of mailing a notice by letter to someone’s home when you know they are on vacation.” Pls.’ Post-Trial Opening Br. at 48. Notwithstanding that Sugishita sought reasonably to notify Gust Perlegos and Wu through alternative means, the Plaintiffs have not provided any evidence that the e-mail did not reach the inboxes of either Gust Perlegos or Wu. Wu was not deposed and did not testify at trial.

[95]	It should be said that Sugishita promptly sought an alternative method in which to notify Gust Perlegos (i.e., telephoning Cazier). The total time between Sugishita’s e-mail to the full Board on July 19 and his telephone call to Cazier later that day was well under an hour. Compare JX 71 at P000001 (July 19, 2006, 3:41 p.m.) (Sugishita e-mail to full Board) with JX 71 at P000002 (July 19, 2006, 4:07 p.m.) (Sugishita e-mail to Cazier referencing telephonic communication with Cazier about special board meeting).

message to each [Gust Perlegos and Wu] at [her] earliest convenience and [to] get back to [him] confirming their respective participation.” By e-mail, she replied that both Gust Perlegos and Wu were traveling in Europe and that she would “contact them tomorrow.” Cazier never confirmed to Mr. Sugishita that she had conveyed the message.
     The Court finds that the first requirement for a valid, oral telephonic notice under Section 3.9 is satisfied. Cazier was precisely the type of person contemplated by Section 3.9 to serve as the “contact person” at the office of Gust Perlegos and Wu. She was the personal assistant of both of them and had served a considerable period in that role. As for Gust Perlegos, she regularly handled his correspondence,96 and he conceded that she knew how to contact him when he was in Greece, where he had been in late July.97
     The more difficult question, however, is whether the second criterion for the alternate method of notice was satisfied, i.e., whether Sugishita had reason to believe that she would promptly communicate the meeting’s notice. Less than an hour after Sugishita had called Cazier and sent his follow-up e-mail, Cazier responded that both Gust Perlegos and Wu were traveling in Europe. She also wrote, unequivocally, “I will contact them tomorrow (Thursday 7/20).”98

[96]	See Tr. 255-57 (Gust Perlegos); see also JX 287 (e-mail from Cazier on behalf of Gust Perlegos).

[97]	See Tr. 257 (Gust Perlegos). She performed similar functions for Wu.

[98]	JX 71 at P000002.

     Sugishita may well have known that it was highly unlikely that Gust Perlegos and Wu would get a full twenty-four hours notice of the Board meeting, but that is not what Section 3.9 requires. It requires only that the director communicating the message have reason to believe that the intended recipient would be notified “promptly.” Cazier responded that she would do as Sugishita asked her to do—and that this contact would occur the day before the July 21 meeting. In short, the twenty-four hour notice requirement applies to Sugishita’s contacting Cazier—not to Cazier’s passing the information on to Gust Perlegos and Wu. Sugishita, thus, had reason to believe that the two directors traveling in Europe would be notified “promptly” and, more importantly, that they would have a reasonable opportunity to participate in the meeting.
     It is not surprising that Cazier refrained from contacting Gust Perlegos and Wu immediately after receiving Sugishita’s call, which probably was made between the time he e-mailed all the directors at 3:41 p.m. and when he e-mailed Cazier at 4:07 p.m. After all, the time difference between California and Greece,99 was ten hours; in other words, it was about 2:00 a.m. in Greece when Cazier received Sugishita’s call and, shortly thereafter, his e-mail. If, however, Cazier had contacted Gust Perlegos at 8:00 a.m. the next day, he would have been received notice at 6:00 p.m. on July 20. The Special Meeting was, of course, scheduled for 8:00 a.m.

[99]	Tr. 255 (Gust Perlegos).

on July 21, or at 6:00 p.m. for Gust Perlegos in Greece. The significance of this observation is that had Cazier contacted Perlegos promptly when she began her workday in California, he might have received twenty-four hours notice.100 Unfortunately, the record does establish when or if Cazier reached Gust Perlegos or Wu.
     The timing is extremely tight, and maybe even harsh, but it was reasonable for Sugishita to rely upon Cazier’s assurance that she would promptly contact Perlegos the next day. Perlegos certainly would not have been given substantial notice of the opportunity to participate in the Special Meeting on July 21, but he would have nonetheless been sufficiently notified under Section 3.9.
          b. Authority of the Special Committee
     The minutes of the July 21 special meeting reflect that the Board resolved to confer upon the Special Committee “the full power and authority of the Board of Directors to take any action it deem[ed] appropriate on behalf of the Company with respect to the travel related expenses and other issues.”101 Of those in attendance, all but George Perlegos voted for the resolution.
     The Perlegoses have raised two main objections: (i) even if the July 21 meeting was valid, the resolution creating the Special Committee did not grant it the authority

100	Although Wu’s whereabouts in Europe at the time are not apparent in the record, a similar timeline would govern.

101	JX 126 (July 21, 2006) (emphasis added).

which has been claimed by Atmel and the Director Defendants; and (ii) even if it did, such a broad grant of authority is invalid under Delaware law.
     First, the Perlegoses challenge the scope of the authority purportedly conferred upon the Special Committee by arguing that the resolution was ambiguous and that the Director Defendants intentionally concealed from them the material fact that the actual purpose of the resolution was to delegate the Board’s power over officers to the Special Committee. Both of these arguments, however, fail.
     The Board granted the Special Committee the authority to take “any action” relating to the eight-month travel investigation. The Board’s use of the term “any action” is not ambiguous; it is a broad delegation of power, and employee termination is presumably a possible outcome of any fraud investigation. The circumstances surrounding the adoption of the resolution are certainly instructive in ascertaining the Director Defendants’ intent.102 Before considering the resolution, the Director Defendants had been aware of Bergeson’s Preliminary and Final Reports and their references to “personnel actions” as a possible remedial action.103 Indeed, several of the Director Defendants at trial testified that it was their understanding that the

102	See Centaur Partners, IV v. Nat’l Intergroup, Inc., 582 A.2d 923, 928-29 (Del. 1990).

103	JX 314 (Feb. 7, 2006) at ATMEL 21267; JX 50 (July 18, 2006) at ATMEL 75127.

Special Committee was designed to consider remedial actions, such as terminations.104
     Still, George Perlegos argues that the resolution is invalid because he was never expressly informed of the resolution’s actual aim: to give the Special Committee the power to terminate officers. It appears, however, that George Perlegos did not leave the special meeting ignorant as to the purpose of the Special Committee. There was discussion on July 21 of the resolution’s purpose.105 The accounts, as one might expect, differ. George Perlegos contends that he was told that the Special Committee would determine “how much each person [was] going to [have to] pay” for airline tickets that had been charged to Atmel.106 No other director who testified, however, was able to recall this.107 Moreover, George Perlegos’s account did not square with the testimony of Sugishita, Laub, and Thomas, all three of whom either told or recalled George Perlegos being told of why a Special Committee was being proposed. Sugishita, for example, testified that he explained to George Perlegos that the Special Committee was to “move into the remediation phase

104	See, e.g., Tr. 758-59 (Laub); Tr. 821-22 (Thomas) (“I knew the purpose of the meeting was to take whatever actions that were needed, not just to figure out if somebody needed to pay some money.”).

105	Although George Perlegos did not preside as chairman at the July 21 special meeting, he attended the meeting in full and, by several accounts, was engaged, asking many questions. Tr. 56 (George Perlegos); Tr. 822 (Thomas). Moreover, communications from him to members of the Special Committee later that day do not indicate that, when he left either the special meeting or the later meeting with Bergeson and the independent directors, he was confused as to the function and purpose of the Special Committee. See JX 6.

106	Tr. 56-57 (George Perlegos).

107	Tr. 692-93 (Sugishita); Tr. 767-68 (Laub); Tr. 822 (Thomas).

of the travel investigation . . . [without having] . . . the three inside directors who are implicated in this investigation . . . in discussions with regards to their own remediation.”108 Thomas also recalled how, after George Perlegos “kept asking questions,” he interceded and explained, “George, we need to have this resolution approved. The independent directors need to have the authority to [act with the power of the board]. This is important in resolving the travel situation. And we need to move on.”109 In any event, George Perlegos was apparently not convinced of his fellow directors’ reasons for creating the Special Committee: he voted against the resolution.
     Although it appears that no director expressly informed George Perlegos that the “remediation phase” could include disciplinary or termination actions against officers, the resolution was nevertheless clear on its face: the Special Committee was to be given “the full power and authority of the Board of Directors to take any action it deem[ed] to be appropriate on behalf of the Company with respect to the travel [investigation].”110 Despite the Perlegoses’ protestations, appropriate action with

108	Tr. 693 (Sugishita). See also Sugishita Dep. at 235-36 (“. . . [We] needed a special committee because of the fact we had three inside directors who were involved in this travel [investigation] . . . . [I]t was explained to George [Perlegos] that we had this conflict and that they wanted a special committee who were [without] the conflicts.”).

109	Tr. 822 (Thomas).

110	JX 126 (July 21, 2006). See also Tr. 821-22 (Thomas) (“We presented the resolution exactly as it is written here, as a resolution that had been given to us specifically by our Delaware counsel. It was read very to the word.”).

respect to misconduct that costs the Company hundreds of thousands of dollars reasonably could be expected to include termination as a possible sanction.
     Second, the Perlegoses challenge the legality of the scope of authority claimed by the Special Committee. Relying singularly upon a ninety-year old decision in which a New York court was applying Delaware law, the Plaintiffs argue that, in order for a delegation of a board’s authority to remove statutory officers to be valid, the resolution “should make an explicit grant of such authority.”111 The court in Fensterer v. Pressure Lighting Co.112 invalidated a board committee’s decision to remove from office the company’s vice president and general manager. Among other reasons, the court held that, although the committee may have been authorized by a resolution or under a bylaw to exercise the powers of the board in the “management of the business and affairs of the company,” the committee lacked the express authority to remove a statutory officer.113 The Court declines to follow Fensterer for the purposes cited by the Plaintiffs. They may be correct in observing that the resolution creating the Special Committee made no reference to terminating employees or officers, but such silence, however, does not necessarily operate as a restriction under Delaware law.

111	Pls.’ Opening Br. at 51.

112	149 N.Y.S. 49 (N.Y. City Ct. 1914).

113	The facts in Fensterer are also distinguishable from those before the Court because, in that case, the board was restrained by a specific provision in the company’s bylaws that “required an affirmative vote of a majority of the whole board of directors” in order to remove an officer. Id. at 625 (emphasis in original). Atmel has no such bylaw.

     The parties do not dispute that the removal of directors is expressly within the power of Atmel’s Board. Section 5.4 of Atmel’s Bylaws provides:
     Removal and Resignation of Officers. . . . any Corporate Officer may be removed, either with or without cause, by the board of directors at any regular or special meeting of the board. . . .
What is disputed, however, is whether the Special Committee had the legal authority to terminate officers of the Company.
     Section 141(c) of the DGCL grants boards “the power to designate committees of the board to exercise certain of the broad powers and authority of the board in the management of the business and affairs of a corporation.”114 Section 4.1 of Atmel’s Bylaws recognizes, and limits, this power, stating in pertinent part:
     Committees of Directors. . . . Any committee, to the extent provided in the resolution of the board, shall have and may exercise all the powers and authority of the board, but no such committee shall have the power or authority to (i) approve or adopt or recommend to the stockholders any action or matter that requires the approval of the stockholders or (ii) adopt, amend or repeal any Bylaw of the corporation.115
     In other words, Atmel’s Bylaws neither require Board approval for removal of officers nor impose any particular limitation on the Board’s authority to delegate that task to a committee. Because Atmel’s Bylaws confer authority upon the Board to

114	R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations and Business Organizations § 4.14, at 4–25 (2002).

115	The parties have not addressed whether Atmel’s Bylaws are to be viewed through the lens of Section 141(c)(1) of the DGCL, as adopted before 1996 and not thereafter amended in relevant part, or of Section 141(c)(2) if adopted or revised after 1996. The language of Section 4.1 of Atmel’s Bylaws tracks precisely the words chosen by the drafters of Section 141(c)(2).

remove officers of the Company and because there is no bylaw prohibiting the delegation of this removal power to a committee of the Board, the Board could confer on the Special Committee, as it did, the power to “take any action” relating to the travel investigation. “Any action” reasonably includes those actions, such as the removal of officers, which are not otherwise proscribed by Atmel’s Bylaws.
     Therefore, the Court concludes that the Board properly authorized the Special Committee to take action with respect to the travel investigation and that the subsequent terminations of the Plaintiffs fell within that grant.
     2. Analysis of the Special Committee’s Composition and Process: A Search for Conflict and Pretext
     The Perlegoses lodge two broad challenges against the workings of the Special Committee. First, they contend that the Special Committee did not satisfy its mandate that its members be non-management directors “who have no potential conflict of interest.”116 When a special committee is established, it must satisfy, in order to carry out its functions, the conditions imposed by the formative resolution. Although not framed as a fiduciary duty challenge, the Perlegoses look to those standards routinely applied to assess the loyalty, and thus the independence, of directors of Delaware corporations. Second, they contend that the Special Committee’s entire endeavor was nothing more than a pretext to get rid of them. Analysis of this contention implicates the principles developed to determine whether

116	JX 126 (July 21, 2006).

directors exercised due care in the performance of their duties because an improvidently authorized and implemented investigation would support the Perlegoses’ claim. On the other hand, a careful investigation by competent and independent professionals who support the termination decision would severely undercut the Perlegoses’ argument that the Special Committee’s actions were merely a sham.
          a. The Special Committee’s Composition
     Delaware law presumes that directors of a corporation act loyally in their management of its affairs.117 Sometimes, however, loyalty is questioned, particularly in the context of an extraordinary transaction or decision. The facts differ from case to case, but the question of directors’ loyalty almost universally centers on whether they were interested or lacked the independence relative to the matter before them.
     To avoid doubts or questions of loyalty, boards of directors have appointed special committees comprised of independent directors to insulate certain decisions from more exacting judicial review.118 As one might expect, the composition of such committees is “of central importance.”119 The inquiry into a special committee’s

117	See, e.g., Stone v. Ritter, 911 A.2d 362, 370 (Del. 2006).

118	See, e.g., Gesoff v. IIC Indus. Inc., 902 A.2d 1130, 1146 (Del. Ch. 2006); Teachers’ Ret. Sys. of La. v. Aidinoff, 900 A.2d 654, 669 (Del. Ch. 2006).

119	Gesoff, 902 A.2d at 1145-46. Much of the case law on special committees, not surprisingly, relates to their conduct within a transactional context. In those cases, special committees have not been viewed as “independent” where, for example, they lacked any negotiating power, where members’ independence was materially affected because they stood to benefit in some form, or where they were so dominated or manipulated by self-interested fiduciaries that their independence independence is a fact-intensive one, “turn[ing] not simply upon formality but upon the reality of the interests and incentives affecting the independent directors.”120
     As noted previously, the Special Committee consisted of Sugishita, Laub, Kim, Fougere, and Thomas. The Plaintiffs argue that, even if the Special Committee was properly formed and authorized, it should nonetheless be disregarded, and its termination decisions invalidated, because all but Thomas were conflicted. The Court disagrees.
     Under our case law, the indicia of conflict may include whether a director has engaged in self-dealing, acted primarily in his own interests, appeared on both sides of a transaction, or received a substantial personal financial benefit.121 Regardless of form, the effect is the same: a director is conflicted because he is disabled from serving with the loyalty that his position requires. Thus, what guides this Court is not simply an invocation that a director is conflicted, but a finding that the director labors under a debilitating, disabling conflict.
     The resolution forming and authorizing the Special Committee in this case contained a recital that the Special Committee be comprised “exclusively of non-

was mere fiction. See, e.g., Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1267-68 (Del. 1988); Teachers’ Ret. Sys., 900 A.2d at 670 n.19; In re Tele-Commc’ns, Inc. S’holders Litig., 2005 WL 3642727, at *8 (Del. Ch. Dec. 21, 2005) (citation omitted); Rabkin v. Olin Corp., 1990 WL 47648, at *6 (Del. Ch. Apr. 17, 1990).

120	Krasner v. Moffett, 826 A.2d 277, 286 (Del. 2003) (quoting Kahn v. Tremont Corp., 1992 WL 205637, at *3 (Del. Ch. Aug. 21, 1992), rev’d on other grounds, 694 A.2d 422 (Del. 1997)).

121	See, e.g., Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 362 (Del. 1993); Orman v. Cullman, 794 A.2d 5, 23 (Del. Ch. 2002).

management directors who have no potential conflict of interest.” The sentiment contained in that recital may be more aspirational than operational. Although it is true that recitals have often been accorded weight by Delaware courts in ascertaining the intended meaning between parties in the face of ambiguity, it is also true that recitals are generally not considered necessary parts of a contract or, in this case, a formative resolution.122 That observation is particularly apposite in a context such as this one, where the loyalty of nearly all of the members of the Special Committee has been questioned. A broad recital such as the one here could have a paralyzing effect on directorial action. It is laudable that a board seeks to have directors free from potential conflicts of interest, but such a sentiment does not necessarily restrict a board from taking personnel action it deems to be the greater interests of the corporation.
     Directors are not conflicted simply because they have the potential to be conflicted; they are conflicted because their loyalties are divided in such a way that they are unable to serve in the best interests of the corporation. Thus, to declare a director to have a disabling, disqualifying conflict of interest requires a finding that the nature of the director interest is “substantial” or “material,” but not “merely incidental” or, in this case, “potential.”123

122	See, e.g., Beckrich Holdings, LLC v. Bishop, 2005 WL 1413305, at *6 (Del. Ch. June 9, 2005).

123	McGowan v. Ferro, 859 A.2d 1012, 1029 (Del. Ch. 2004) (citing Cinerama, Inc. v. Technicolor, Inc., 663 A.2d 1156, 1169 (Del. 1995)). In other words, to rebut the presumption of director

     The Court now analyzes whether the Director Defendants of the Special Committee had disabling conflicts of interest that would preclude their service based on the terms of the enabling resolution.
          i. David Sugishita
     The Plaintiffs contend that Sugishita was conflicted because he benefited from George Perlegos’s ouster as Chairman. Sugishita was elected as Atmel’s “non-executive Chairman” at the Board’s August 6 meeting,124 three days after the Special Committee had voted to terminate the Perlegoses for cause. He was, however, being considered to succeed George Perlegos as early as August 1. The minutes of the Special Committee’s meeting on August 1 do not name Sugishita, but they note that, following a tentative vote to terminate the Perlegoses, a vote from which no member of the Special Committee abstained, Atmel’s outside counsel, Bertelsen, was asked to confer with special counsel “on the appropriate steps to be taken to name a new president and chief executive officer and non-executive chairman.”125 A reading of Bertelsen’s handwritten notes from the meeting that day reveals that the Special Committee did not look very far. Bertelson wrote, “Dave [Sugishita] non-exec chairman,” and noted the need to contact Delaware counsel on “naming Dave disinterestedness and independence, one must demonstrate that directors’ self-interest “materially affected their independence.” Id. (citing Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 363 (Del. 1993)).

124	JX 131 (Aug. 6, 2006). Sugishita abstained from the vote electing him Chairman.

125	JX 127 (Aug. 1, 2006) at ATMEL 100027.

[Sugishita]” to the position.126 These facts, alone, are not sufficient to support a finding that Sugishita had disabling conflicts of interest. The Special Committee looked to Sugishita as a possible replacement to George Perlegos as Chairman only after it had voted tentatively to terminate the Perlegoses for cause, and it is not surprising that the Special Committee also gave thought to succession issues shortly thereafter. Moreover, the position of Chairman provided Sugishita with no financial benefit. The lack of a financial benefit of course does not shield a director from questions as to his loyalty. Directors can benefit in other ways.127 The chairmanship of a company’s board of directors undoubtedly carries additional prestige; Sugishita may very well have found this attractive. The question, however, is whether he was motivated by the prospect of replacing George Perlegos in such a way that he suffered from a debilitating conflict of interest. The facts do not suggest he was.
          ii. Steven Laub
     As with Sugishita, the Plaintiffs assert that Laub was conflicted because he also was to benefit from George Perlegos’s termination by becoming President and Chief Executive Officer of Atmel. Discussions with Laub as a possible replacement to

126	JX 35 at ATMEL 100648.

127	For example, directorships can offer professional and social prestige. But even a director’s interest in continuing to serve as a director because of the prestige associated with the position does not, itself, prove a material conflict of interest under Delaware law. See Benihana of Tokyo, Inc. v. Benihana, Inc., 891 A.2d 150, 175 (Del. Ch. 2005), aff’d, 906 A.2d 114 (Del. 2006) (noting that Delaware law “routinely rejects the notion that a director’s interest in maintaining his office, by itself, is a debilitating factor”); Krim v. ProNet, Inc., 744 A.2d 523, 526-28 (Del. Ch. 1999) (rejecting a claim that there was “substantial conflict” where certain directors retained “their positions of prestige” by becoming directors of the merged entity).

George Perlegos started at least as early as July 24, 2006, when Sugishita called him and asked if he would be interested in succeeding Perlegos if the Special Committee chose to terminate him. Laub was noncommittal, but did indicate that he “was open to having discussion[s].”128 About a week later, Sugishita approached Laub again. He informed Laub that while he was away from the closed session portion of the Special Committee’s meeting of August 1, 2006, the other directors had expressed a desire for him to become the interim President and Chief Executive Officer following George Perlegos’s termination. Laub, however, declined the overture.129 Two days later, on August 3, the Special Committee formally voted to terminate George Perlegos. It was after this meeting when Sugishita approached Laub and offered him the position once again.130 These facts, which are largely undisputed by the parties, do not demonstrate that Laub had a disabling conflict. In addition, Laub abstained from the formal vote terminating George Perlegos on August 3. Although Laub did not abstain from participating in the “straw vote” on August 1, the facts suggest that the momentum for the Perlegoses’ termination had already been in place. As in the case with Sugishita, it was understandable for the Special Committee to think about replacements at the same time it was anticipating possible termination decisions.

128	Tr. 770, 794 (Laub); Tr. 637 (Sugishita).

129	Tr. 770-71 (Laub).

130	Tr. 771-72 (Laub). Laub was the only candidate the Board had approached. Tr. 638 (Sugishita).

          iii. Chaiho Kim
     Kim is alleged to have been conflicted because he, like the Perlegoses, purchased tickets from Davani. Sometime in the spring of 2003, before Atmel’s Travel Policy had been adopted, Kim was scheduled to present a paper at an academic conference in Turkey. While having lunch with Sisois, a former student of Kim and one of the Atmel employees eventually terminated because of travel abuses, Kim mentioned that he was in the process of buying tickets for the trip and that his wife and son were going to accompany him. Sisois recommended that he speak with Davani.131 Kim initially was planning to purchase only tickets in coach.132 After some prodding though from his son, who preferred business class, Kim and his wife agreed to upgrade. To his chagrin, he later learned the tickets that he had purchased were not, as he had been told by Davani, $1,800 each, but $3,200.133 Atmel had been charged the difference.
     Sometime in November 2005, when Bergeson’s investigation was beginning, Kim disclosed to Sugishita that he probably should not be participating in Audit Committee meetings because he, too, had purchased tickets from Davani.134 Sugishita agreed. In early 2006, Kim was interviewed by Bergeson’s associates, van Niekerk and Lear, and informed of the difference in what he paid and what Atmel had

131	Tr. 548-49 (Kim).

132	Tr. 550 (Kim).

133	Tr. 412 (Bergeson); Tr. 661 (Sugishita).

134	Tr. 491-92 (Kim); Tr. 660 (Sugishita).

been charged.135 He “immediately offered to reimburse” Atmel, and he eventually did.136
     Kim lacked a disabling conflict. His purchase of tickets through Davani was a one-time, isolated transaction and, upon learning of the amount that had been absorbed by Atmel, he took three important steps: he stopped buying tickets from Davani; he agreed to recuse himself from the Audit Committee’s meetings until the matter was resolved; and he eventually repaid Atmel the difference between the price he paid for the tickets and the price Atmel had been charged. These facts are enough to allay any concern as to whether Kim had benefited in such a way that he had divided loyalties or was personally biased on the question of whether the Perlegoses should be terminated.137
          iv. Pierre Fougere
     Fougere and George Perlegos had known each other since 1993. Perlegos was impressed with Fougere’s knowledge of the European semiconductor industry and

135	On January 31, 2006, Kim received an e-mail from van Niekerk requesting an interview. Within an hour, Kim had met with both van Niekerk and Lear. Tr. 549 (Kim).

136	JX 369; Tr. 550-51 (Kim).

137	The Plaintiffs have also criticized Sugishita’s invitation to Kim to rejoin the Audit Committee, which Kim did on March 21, 2006. Tr. 493 (Kim); JX 121 (Mar. 21, 2006). But the facts indicate that Sugishita invited Kim only after seeking legal advice from Bergeson, who advised him that, given the information obtained and Kim’s offer to repay, “[t]here should be no problem” in bringing him back. Tr. 584 (Sugishita); Tr. 416 (Bergeson) (“I told [Sugishita], based on the information we obtained, the interview that we had conducted and the review of the documents that had taken place, and Dr. Kim’s offer to repay the money, I didn’t see any debilitating conflict that would preclude him from sitting on the audit committee.”).

eventually asked him to join the Board in 2001.138 Although it was Atmel’s practice to pay for directors’ travel-related expenses for Board meetings, Fougere and Perlegos had an oral agreement under which Fougere, who lives in France, would forego Atmel’s paying for his hotel accommodation, meals, and ground transportation in exchange for Atmel’s allowing him to make the 12-hour flight from Paris to San Francisco in business class, which he found more comfortable given a leg condition he had. And because it essentially took three days out of Fougere’s schedule to attend a one-day meeting, Perlegos also agreed to Fougere’s request for a stopover in Boston so that he could attend to other business while in the United States. 139 At first, Fougere sought reimbursement after he had booked tickets, but eventually he began to go through Davani after Ross suggested he do so.140
     It is alleged that Fougere, like Kim, was conflicted because he, too, violated the Travel Policy and benefited from personal travel at Atmel’s expense. The facts do not, however, prove Fougere had a disabling conflict. His trips, it should be noted, were both quantitatively and qualitatively different from others who had Atmel pay for travel. They amounted to approximately $15,000 in debit memos and cannot reasonably be said to be personal in nature. They were related to Atmel Board

138	Tr. 856-57 (Fougere).

139	Tr. 858-59 (Fougere). Although the agreement between Fougere and Perlegos was an oral one, George Perlegos did not attempt to refute it at trial. Moreover, Fougere and Perlegos did not attempt to conceal it from others. Ross had also been aware of the arrangement that Fougere had as a condition to his service on Atmel’s Board. Tr. 857 (Fougere).

140	Tr. 860 (Fougere); JX 370 at ATMEL 101866.

meetings and not one was for a relative or friend of Fougere. Although Fougere should have been quicker in disclosing his particular arrangement with George Perlegos, it is difficult to understand how Fougere could have violated Atmel’s Travel Policy when it neither existed at the time he joined the Board nor applied to anyone other than Atmel’s United States employees.141 Moreover, the extent of the debit memos attributed to him had been fully disclosed by the time he was asked to serve on the Special Committee.142
          v. Peter Thomas
     The Perlegoses do not allege that Thomas was conflicted, which is not surprising given the close relationship that Thomas had with both Atmel and the Perlegos family. Thomas was one of Atmel’s first investors and began his service on the Board in 1986. At trial, he testified that he “still [thought] the world of George as a person” and recalled fondly watching the Perlegos children grow. He also noted his respect for George Perlegos’s accomplishments, namely the fact that he was more than just a skilled engineer but also the head of a growing billion dollar company.143 Despite his relationship with, and deep respect for, the Perlegoses, Thomas voted in favor of the terminations. It was evident at trial that he did not come to the decision

141	JX 256 at 3.

142	JX 50 at ATMEL 75112. The Perlegoses also complained that Fougere failed to report his trips to the United States as personal income on a Form W-2. That ultimately, however, was Atmel’s responsibility, not Fougere’s.

143	Tr. 806-09 (Thomas).

easily. His testimony revealed his initial hope that the investigation would begin and end with individuals like Davani and Ross. That hope, however, began to dissipate as the investigators probed further into the details. In particular, it “irked” him that George Perlegos and Gust Perlegos failed to see the unacceptability of their conduct and the message it conveyed.
     The Court concludes that the directors who served on the Special Committee did not suffer from disabling conflicts of interest.144 Therefore, the Special Committee’s decision to terminate the Plaintiffs for cause cannot be overturned on the basis that the members failed to satisfy the membership criteria prescribed in the enabling resolution.145
          b. The Special Committee’s Process
     The Plaintiffs assert that the travel investigation was merely a pretext for orchestrating their dismissal. Some of the Director Defendants had become increasingly dissatisfied with the leadership of George Perlegos. As evidence, his

144	The Perlegoses suggest that the Director Defendants, who served as members of the Audit Committee, should be precluded from passing on their conduct because those directors may be liable for their failure to supervise properly the activities in Atmel’s travel department. If that were the case, and it is not in this instance, the Perlegoses (or similarly situated officers engaging in comparable or even far worse conduct) would likely be immune from effective discipline. More importantly, there is nothing in the record suggesting that the Director Defendants were motivated by a concern about personal liability for any failure to supervise; they were, of course, understandably worried that the failure to act on the results of Bergeson’s investigation might cause untoward consequences.

145	Even if one were to view Fougere as conflicted, a majority of the Special Committee, nonetheless, supported the terminations.

bonus for 2005 was only $35,000,146 an amount which they correctly anticipated would annoy him. The Director Defendants perhaps could have terminated the Plaintiffs without cause; they chose not to follow that route. The contention that the termination decision was a sham, one without any legitimate basis, would be supported by proof that the decisions were the product of a fundamentally flawed or grossly negligent process,147 or “unintelligent or unadvised judgment” by the directors.148 If, however, it is shown that the Special Committee carefully selected and reasonably relied upon qualified and independent advisors in making those decisions that were within the scope of their directorial power, it is more likely that the terminations were for a proper purpose.149 The evidence presented at trial

146	Tr. 595 (Sugishita); JX 103.

147	See Brehm v. Eisner, 746 A.2d 244, 264 n.66 (Del. 2000) (“Thus, directors’ decisions will be respected by courts unless the directors . . . reach[ed] their decision by a grossly negligent process . . . .”); In re Holly Farms Corp. S’holders Litig., 1988 WL 143010, at *6 (Del. Ch. Dec. 30, 1988).

148	In re Walt Disney Co. Deriv. Litig., 907 A.2d 693, 748 (Del. Ch. Aug. 9, 2005), aff’d, 906 A.2d 27 (Del. 2006) (citing Mitchell v. Highland-Western Glass Co., 167 A. 831, 833 (Del. Ch. 1933)).

149	Cf. Citron v. E.I. du Pont de Nemours & Co., 584 A.2d 490, 510 (Del. Ch. 1990) (rejecting claims that directors acted without due care where their actions were part of a deliberate process in which they consulted and relied upon highly qualified legal and financial advisors over a period of about three months); Cinerama, Inc. v. Technicolor, Inc., 663 A.2d 1156, 1175 (Del. 1995) (noting the Court of Chancery properly considered a board’s reliance on experienced counsel as evidence of good faith and overall fairness of process).
     The principle that directors should be protected when they act with due care in reasonably relying upon the competent advice of an expert is expressed in Section 141(e) of the DGCL, which provides, in part, that:
[a] member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith . . . [on] any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.”
8 Del. C. § 141(e).

demonstrates that the Special Committee’s decisions were borne not of pretext but out of a process in which the Special Committee could reasonably rely upon its counsel as to whether the evidence supported, both factually and legally, the decisions to terminate.
     The Special Committee sought the advice of experienced and independent experts. In the fall of 2005, Sugishita, as head of the Audit Committee, turned to Bergeson when questions remained after Neves, George Perlegos’s former secretary, had investigated Davani’s travel practices and discovered that only approximately $500,000 out of $2.5 million in losses could be attributed directly to Davani. The focus shifted to whether others may have benefited from travel at Atmel’s expense. The task for Bergeson was not simply to pick up where Neves had left off, but, instead, to conduct a full investigation into travel practices at Atmel.
     Bergeson’s firm was independent; it had never worked for either Atmel or its Audit Committee.150 The firm was recommended to Sugishita by Atmel’s outside

150	The Plaintiffs, nonetheless, assert that Bergeson’s firm was not independent because on July 18, 2006, the same day during which it presented its Final Report, it was retained by Atmel for other work. No doubt, the Bergeson firm benefited handsomely from its relationship with the Audit Committee. The fees (approximately $500,000) it collected were, in Bergeson’s own word, “substantial.” Tr. 263-64 (Bergeson). It cannot be said, however, that the Bergeson firm was conflicted from when it was engaged in November 2005 to the time it had presented its Final Report on July 18, 2006, merely because it was later retained by the Audit Committee for other work. The work of Bergeson and his firm had been substantially performed by the time the Final Report—the findings of which helped form the basis for the independent directors’ decisions in early August 2006—was issued. Moreover, no testimony at trial supported the claim that the independence of Bergeson’s team during the investigation had been compromised by the prospect of future engagements with the Audit Committee.

counsel at Wilson Sonsini. Because Sugishita was not familiar with the firm, however, he inquired into its background and consulted with another director on the Audit Committee and with Atmel’s auditors. Thomas was positive of Bergeson’s work, having observed the “good job” the firm did on another matter he was involved with outside of Atmel,151 and Khanna of PwC noted that Bergeson’s firm was of “very good quality” and that he was currently using Bergeson’s services on another investigation.152 By late November, Bergeson had been retained.
     No countervailing evidence was presented at trial to suggest that Bergeson was unqualified. The travel investigation was certainly within Bergeson’s competence; he had done investigations for special committees before and his firm had conducted more than a dozen for public companies.153 Bergeson’s colleagues who worked on the travel investigation were also qualified.154
     The evidence at trial illustrated that that Bergeson’s work was adequately monitored by the Special Committee and that members were frequently apprised of the investigation’s progress. There was an active dynamic between Bergeson and the independent directors. From the time his firm was retained until the presentation of his Final Report in July 2006, Bergeson and his colleagues attended ten Audit

151	Tr. 810-11 (Thomas).

152	Tr. 659 (Sugishita).

153	Tr. 358 (Bergeson).

154	Lear had a background in forensic accounting with PwC. Both she and van Niekerk had practiced with major national law firms before joining Bergeson’s firm. Tr. 358-60 (Bergeson); Tr. 658 (Sugishita).

Committee meetings.155 In addition, Bergeson had regularly been in contact with Sugishita as the head of the Audit Committee. Sugishita regularly monitored Bergeson’s work and even attended some of the interviews conducted by Bergeson as part of the investigation. 156 Findings and recommendations were set forth in his firm’s Final Report to the Audit Committee on July 18, 2006.
     The Final Report informed the Audit Committee of the methodology used by Bergeson and his staff in conducting the investigation; summarized travel-related expense data and, in particular, with respect to certain Atmel employees; and recommended remedial steps for the Audit Committee to consider.
     First, the Audit Committee learned that the travel investigation conducted by Bergeson and his staff spanned eight months and involved more than a thousand hours of work. Documents relating to Neves’s report, airline contracts, Navigant invoices and correspondence, and accounting records were collected and reviewed. Of approximately 450,000 e-mails extracted from imaged hard drives of Atmel employees, keyword searches resulted in a population of several thousand e-mails. Bergeson’s team went through each one. Computer forensic analysis also resulted in the recovery of about 2,000 deleted e-mails and documents.157 More than two dozen

155	JX 114 (Dec. 12, 2005); JX 115 (Dec. 19, 2005); JX 116 (Jan. 3, 2006); JX 117 (Jan. 23, 2006); JX 118 (Feb. 7, 2006); JX 119 (Feb. 10, 2006); JX 121 (Mar. 21, 2006); JX 122 (June 5, 2006); JX 123 (June 13, 2006); and JX 124 (July 18, 2006).

156	Tr. 574-76 (Sugishita).

157	JX 50 at ATMEL 75074-77; Tr. 407, 434 (Bergeson).

individuals were interviewed, and the Plaintiffs were each interviewed more than once.158
     Second, the Final Report detailed, among other things, the number and value of airline tickets relating to personal travel of Atmel employees. Notably, members of the Audit Committee learned that the total dollar amount paid by the Company for personal air travel by senior Atmel executives and their families was approximately: $170,000 for George Perlegos, $158,000 for Ross, $72,000 for Sisois, $68,000 for Gust Perlegos, $56,000 for Wu, and $36,000 for Mar-Spinola. At trial, George Perlegos objected to many of the trips attributed to him and his family as “personal.” As an example, George Perlegos defended a trip taken by one of his sons in September 2003 to Hong Kong. The business class ticket cost about $4,500 and George Perlegos explained that his nineteen-year-old son, who was a non-employee intern at Atmel, had gone to Asia and “visited many [Atmel] customers.”159
     Bergeson also found at least two instances in which George Perlegos had submitted false travel expense reimbursement requests and had requested Davani to remove certain charges from his credit card.160 Bergeson concluded that, given

158	By the time of Bergeson’s Final Report, George Perlegos had been interviewed at least five times. See JX 136; JX 139; JX 144; JX 155; JX 162. Gust Perlegos had been interviewed twice. See JX 142; JX 143.

159	Tr. 157-59 (George Perlegos).

160	In early 2003, Perlegos submitted a charge of $1,583.15 on his personal credit card for his son’s air transportation in 2002 to Asia, as part of the family’s annual trip there for Thanksgiving. JX 260; JX 303; Tr. 155-57 (George Perlegos); Tr. 440-44 (Bergeson). The next year, he submitted another charge of $1,293.65 for his son’s 2003 trip to Asia. When Atmel’s controller declined the

George Perlegos’s frequent contacts with Davani and his central role in reviewing Atmel’s travel expenses, he had to have been aware of the travel-related internal control failures at Atmel. More generally, Bergeson reported to the Audit Committee that both George Perlegos and Gust Perlegos had been less than forthcoming during the investigation.
     Third, Bergeson’s Final Report outlined recommended remedial actions for the Special Committee to consider. Among other things, Bergeson advised the Special Committee to change the travel management and approval process, to prohibit all personal travel arrangements through Atmel, and to request repayment from individuals implicated in the investigation. The most significant recommendation, however, was for the Special Committee to consider personnel actions.
     Following the presentation of the Final Report, Bergeson was explicitly asked by one director at the July 18 meeting whether the findings supported termination. In short, Bergeson said they did. At trial, Bergeson recalled telling the Special Committee that “the facts we uncovered through our investigation . . . would form the basis for a termination of the various individuals identified in this report.”161 Two of reimbursement request, George Perlegos went to Davani directly, instructing him to get the charge off of his credit card. JX 152 at ATMEL 101334; JX 154 at ATMEL 101246; JX 384; Tr. 454-56 (Bergeson); McCaman Dep. at 136-40. Davani apparently did, and George Perlegos received a credit reimbursement. JX 384; Tr. 457 (Bergeson).

161	Tr. 427 (Bergeson).

those individuals were the Plaintiffs.162 The others were Ross, Sisois, Wu,163 and Mar-Spinola. At trial, every member of the Special Committee cited Bergeson’s

162	It is important to understand that by the time Bergeson made the assessment that the facts supported termination of the Plaintiffs, the focus of his work had shifted from the broad ranging allegations of tickets purchased for extended family and friends to a smaller subset of tickets that had been purchased by and for the Plaintiffs and their immediate family members. That is, Bergeson and his team had isolated tickets of the Plaintiffs’ extended family and friends from his conclusions on remedial actions. Furthermore, as the minutes from the Special Committee’s meeting on August 6, 2006, reflect, the decision to terminate the Plaintiffs for cause was a “result of their [own] use of Company travel funds for personal air travel.” JX 130 (Aug. 3, 2006); see also JX 56 & JX 57.

163	Significant attention at trial was given to the similarities between Gust Perlegos and Wu’s travel expenses. Despite Bergeson’s conclusion that the facts also supported termination of Wu, the Special Committee considered his case distinguishable and chose not to terminate him. Boddy also acknowledged that there was a good faith basis supporting Wu’s termination, but that his was a “much closer case” than the four other individuals, including the Perlegoses, who had been terminated. Tr. 905-06 (Boddy).
     It is not readily apparent how the travel expense shenanigans of Gust Perlegos differed materially from those of Wu. For example, both had a similar number of tickets (i.e., 146 for Gust Perlegos; 175 for Wu) and their travel abuses cost Atmel roughly similar amounts of money (i.e., either about $67,000 for Perlegos and about $56,000 for Wu under Bergeson’s calculations, or, $52,000 and $56,000, respectively, under the Plaintiffs’ calculations). It appears, however, that the Special Committee relied upon two significant factors. First, although both Gust Perlegos and Wu had paid back some portion of the personal tickets that had been charged to Atmel, the percentage of repayment for the total cost of personal air travel booked through Atmel differed significantly: Wu had paid back about 52% of the total cost of tickets he had booked through Atmel, but Gust Perlegos only paid back about 28%. Second, there was some mention that Wu had been more cooperative than Gust Perlegos during Bergeson’s investigation. Tr. 618 (Sugishita); 763 (Laub); JX 35. “Cooperation” appeared to take on different meanings at different times during trial, but it is not unreasonable that the Special Committee considered the fact that Wu had paid back a higher percentage of total ticket cost as evidence that he was more forthcoming. Other reasons beyond repaying and cooperation also appeared to be in play. Bertelsen’s handwritten notes from the Special Committee’s meeting of August 1 indicate that the parties in attendance had also discussed the fact that Wu was “not involved in finance” matters at Atmel and was “critical to [the] Company.” JX 35 at ATMEL 100647.
     The argument that Gust Perlegos and Wu were similarly situated yet suffered different consequences is one that reasonable people might view differently. It is addressed here because it illustrates the type of challenge raised by the Plaintiffs. The judgment as to whether they should have been treated differently (or even the conclusion that they were similarly situated) is for the Board or its designee, the Special Committee; it is not a separate and independent judgment for the Court to make in this context.

presentation and recommendations as having a central role in shaping their views on whether termination of the Plaintiffs was appropriate.164
     In assessing the work of a special committee, this Court has often examined the quality and nature of advice that independent directors receive from outside experts.165 Of course, a special committee’s reliance on the advice of an expert cannot be said to be reasonable where the expert’s work was so fundamentally flawed that directors were grossly negligent in relying upon it. An expert’s work may be fundamentally flawed, for example, where that expert misrepresented or failed to disclose material information to directors. What constitutes materiality is a topic of rich discussion within our case law, but a basic standard on which this Court can rely is whether a reasonable director would have considered a particular fact important in making his decision to terminate. Expressed differently, any fact having the tendency to shed light on the proper outcome can be fairly said to be material. But that recognition carries with it both aspirational and foundational notions of materiality. It is aspirational in the sense that independent directors want to consider each fact as important and, when asked whether they would have liked to have known a particular

164	Tr. 759-60 (Laub); Tr. 683 (Sugishita); Tr. 814-15 (Thomas); Tr. 560-61 (Kim); Tr. 863-64 (Fougere).

165	See Gesoff, 902 A.2d at 1147 (citing In re Tele-Commc’ns, Inc. S’holders Litig., 2005 WL 3642727 (Del. Ch. Dec. 21, 2005)).

fact, the answer will almost certainly be in the affirmative.166 Upon an actual determination that certain facts were not disclosed, however, the question that emerges is whether those facts would have been foundationally important to the ability of directors to make a reasonable decision based on sufficient information; in other words, whether those facts would have had an outcome dispositive effect.
     It was evident at trial that Bergeson’s work was not without flaw and that certain information had not been given to the Director Defendants. First, and most significantly, the Director Defendants were led to believe that the Perlegoses, before their termination, had been provided with updated lists of tickets attributed to them. They, however, were not.167 They were given abbreviated lists of tickets, and the only complete list they received was after they had been terminated.168 Second, the Director Defendants were not informed of several credit card payments by Gust Perlegos for personal tickets. Although they were informed in the Final Report that

166	That was precisely the case at trial when directors were asked if they would have liked to have known certain information that was not disclosed to them by Bergeson. See, e.g., Tr. 644-45 (Sugishita); Tr. 797 (Laub); Tr. 852-53 (Thomas); Tr. 887 (Fougere). If they had responded in the negative, the natural reaction would be that the decision to terminate the Perlegoses had been preordained and that the Director Defendants were acting without the proper care needed to make an informed decision.

167	Questions of whether the Plaintiffs were given an adequate opportunity to respond could have been easily avoided had Bergeson provided George Perlegos and Gust Perlegos with the list that had been presented to the Audit Committee on July 18 or the list that had been in Bergeson’s possession at the July 21 meeting with George Perlegos.

168	Complete lists were forwarded to their counsel, Paul Alexander, on August 5, 2006, but even these were not flawless. For example, the list of tickets attributed to George Perlegos included at least one ticket for which he had actually paid. See Tr. 461-62 (Bergeson). That came to light only during trial.

Gust Perlegos had paid $2,200 of the total cost of personal air travel to Davani, at trial questions were raised as to whether directors had known that Gust Perlegos had also made approximately $22,000 in payments on his credit card,169 with a partial payment for many of the tickets attributed to him.
     Still, however, the Special Committee’s reliance on Bergeson’s investigation and Final Report was reasonable. Neither Bergeson’s work nor the Special Committee’s process was perfect, but that is not what is required. The Special Committee reasonably relied upon the advice of experts and reasonable efforts were made to make a decision based on the material facts that were available. Although there were facts that should have been made available to them (and facts that they would have wanted to know), the Director Defendants reasonably viewed the weight of evidence against the Plaintiffs as sufficient cause to justify the extraordinary action of termination. That they were not aware of all of the facts relating to the travel investigation does not, itself, cause doubt that they were sufficiently informed to make the decisions they did.
     The Bergeson investigation may have left something to be desired with respect to the information provided to the Perlegoses prior to their termination, but members of the Special Committee reasonably believed that the Perlegoses had sufficient time and sufficient information to respond adequately to the allegations directed to them.

169	Tr. 644 (Sugishita) (“These credit card payments, we were not aware of that.”); Tr. 509 (Kim).

The Perlegoses had adequate opportunities to be more forthcoming and to explain further their understanding of the facts and, in so doing, possibly change the investigation’s course and its eventual conclusions. The Perlegoses had been interviewed multiple times and they indicated at trial that they provided Bergeson with all evidence pertaining to their personal and family travel expenses (e.g., credit card statements, frequent flier summaries). They cannot reasonably claim to have been blind-sided by an investigation that had gone on for eight months; that followed a prior investigation by George Perlegos’s secretary; and that had been known to be ongoing by all of Atmel’s directors and senior executives.
     Furthermore, with respect to whether the Director Defendants had known of Gust Perlegos’s credit card payments and the fact that he, unlike Wu, had made some payment on most tickets attributed to him, the evidence presented at trial does not move the Court to conclude that the Special Committee acted unreasonably when it decided that the evidence supported his termination. The Director Defendants reasonably believed that Wu had been more cooperative and that, because he repaid a greater percentage of the total amount of personal tickets paid by Atmel, he had less of a reason than Gust Perlegos to know that he had not, in fact, paid the full price for the personal tickets booked through Atmel. On the other hand, even with the knowledge of Gust Perlegos’s credit card payments, the nature of these payments was reasonably troubling to the Special Committee. Some illustrative, and undisputed, evidence at trial showed that Gust Perlegos paid $6.80 for an $864 business class ticket for his son to fly to Philadelphia; $230 for a $4,800 business class ticket for his father to fly to Greece; and about $730 for each $3,800 business class ticket for his immediate family fly to Greece.170 The Special Committee could reasonably rely on such evidence to conclude that termination was justified.
      The Director Defendants did not, however, blindly accept Bergeson’s findings. Following the Final Report, they sought an independent review of Bergeson’s work by Boddy, an attorney with extensive experience in reviewing internal investigations.171 Boddy’s review is entitled to weight for what it was: a limited review of the record before him. And in many ways, his function was similar to that of this Court: an inquiry into the process by which the investigation was conducted and the Special Committee’s reliance upon it, but not a review of whether substantive details were correct. He reviewed both the documents that Bergeson’s firm had provided him as well as documents that he independently sought. On August 1, the Special Committee learned that the crux of Boddy’s findings was that Bergeson’s work had been both fair and thorough, and that they could, in good faith, rely upon it in deciding to terminate Atmel executives.172

170	JX 56; Tr. 232-35, 250-51 (Gust Perlegos).

171	Boddy’s objectivity and independence are not suspect merely because he was a partner of Morrison & Foerster, LLP, the same firm supplying special counsel to the Special Committee and providing counsel to the Audit Committee’s investigation into stock option backdating. Tr. 908-09 (Boddy); JX 3.

172	JX 127 (Aug. 1, 2006); Tr. 900-02 (Boddy).

     On August 1, 2006, the Special Committee also heard from Rains, its special counsel, who warned of the potential consequences of not taking any action in light of the investigative findings. Khanna also attended that meeting and concurred with Rains. He repeated his advice that auditors were looking to the Special Committee to take “prompt and appropriate remedial action.” The Special Committee took a straw vote and tentatively agreed to terminate the Perlegoses for cause. A formal vote was taken on August 3.
     The Perlegoses ask the Court to substitute its judgment about the facts for that of Bergeson and the Special Committee. Whether, for example, Bergeson gave too much credit to Davani’s testimony or whether the wife of George Perlegos appropriately accompanied him on certain trips at Atmel’s expense are not the substantive merits-based questions which the Court can, or should, resolve in the context of a Section 225 action. In any event, the record refutes any contention of the Plaintiffs that they are innocent of material wrongdoing.
     In sum, the Director Defendants decided in good faith to investigate the travel expenses at Atmel and the involvement of senior management. They selected Bergeson with reasonable care and they acted with the reasonable belief that he was capable of carrying out the investigation. They appropriately monitored and supervised his work. When Bergeson was done, they, in good faith and reasonably, relied upon his findings and his advice.173
      This Court will not disturb the Special Committee’s decision to terminate the Perlegoses where it was not the product of pretext but of a fair and reasonable process. Supporting the Special Committee’s decision is a careful and competent, although somewhat distant from ideal, investigation by Bergeson, a second opinion provided by Boddy as to the good faith basis that existed for independent directors to rely on Bergeson’s findings, and the professional advice received from both Rains and Khanna. That is all that the Court can require. Aspects of Bergeson’s investigation may have been worthy of improvement, but the evidence offered by the Plaintiffs does not support a conclusion that the Special Committee’s dismissal for cause was a pretext for ridding the Company of the Perlegoses.
B. Cancellation of the Special Meeting of Stockholders
     The Plaintiffs also complain about the cancellation, on August 6, 2006, of the Special Meeting of Stockholders that had been called by George Perlegos just one day before. They seek an order, under Section 211 of the DGCL, requiring Atmel to hold the meeting in accordance with Section 2.3 of the Company’s Bylaws. For

173	To require more would unnecessarily and improvidently impair the ability of a board (or a special committee) to respond timely, reasonably, and effectively to wrongful conduct by senior management. Board members must be allowed to employ and rely upon experts—investigators, lawyers, accountants, and the like—because few directors are properly qualified to investigate wrongdoing.

reasons that follow, the Court concludes that the meeting should be held. A special meeting was validly called by George Perlegos as Chairman and, although Sugishita had the authority as George Perlegos’s successor to rescind the notice and cancel the special meeting, Sugishita and the Board lacked proper and sufficient reasons for doing so.
1.	The Bylaws and Atmel’s Chairman: Authority to Call a Special Meeting; the Authority to Cancel One
     The Court first turns to the question of whether George Perlegos had the authority to call the special meeting of Atmel’s stockholders and, correspondingly, whether Sugishita had the authority to cancel it. The starting point is Atmel’s Bylaws.
     Section 2.3 provides:
     Special Meeting. A special meeting of the stockholders may be called at any time by the board of directors, by the chairman of the board, or by the president, but such special meetings may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice of such meeting.
     There is no dispute that George Perlegos was Chairman on August 5 when he informed Atmel’s Secretary and the Board by letter of his call for a special meeting. Sugishita’s letter of August 5 informing George Perlegos of his termination expressly acknowledged that George Perlegos was still Chairman of the Board, and it was not until August 6 that the Board formally considered his removal. Thus, under Atmel’s Bylaws, George Perlegos could call a special meeting in his capacity as Chairman.
     Still, Atmel argues that George Perlegos’s call, while technically permitted under the Bylaws, was nonetheless improper because it was made without regard to his fiduciary duties and out of retaliation against the same directors who had voted to remove him as President and Chief Executive Officer.174 Atmel and the Director Defendants point to the sequence of events leading up to the call of the meeting—George Perlegos’s letter scheduling the meeting was faxed only hours after his attorney had been notified of the Special Committee’s decision to terminate—and George Perlegos’s steadfast denial that he was aware that he had just been terminated.175 In short, they argue that George Perlegos must have known that he had been terminated and that his call for a stockholders meeting was in direct response to learning of the Special Committee’s action. He may have called the meeting with the belief that the eight-month investigation’s findings were riddled with errors or out of concern that “armed security ha[d] taken over Atmel” and employees were being “la[id] off,” but his primary reason, according to the Defendants, was an inequitable,

174	See Tr. 565-66 (Kim); Tr. 606-07, 716 (Sugishita); Tr. 772 (Laub); Tr. 833-34 (Thomas) (viewing George Perlegos’s call for a special meeting as a “retaliatory move . . . to somehow remove people that had spent nine months and a lot of money and time trying to understand why we had to remove him” and get a “new jury”).

175	See Tr. 16-17, 179-80 (George Perlegos).

and therefore, an unenforceable, one: to avenge his termination.176 Notwithstanding the rather curious chronology of events that George Perlegos offered at trial, the Court is reluctant to conclude that the call itself was improper. George Perlegos’s motivations may very well be suspect, but the calling of a special meeting of shareholders to afford them the opportunity to consider the conduct of the Company’s directors, is difficult to characterize as a violation of fiduciary duty.
     The challenged action before this Court is not so much that George Perlegos called a special meeting but that the Defendants cancelled one. Therefore, the Court must consider what authority, if any, Sugishita had at the time he rescinded and revoked George Perlegos’s attempted notice.
     First, the Perlegoses challenge a key factual premise upon which the Defendants’ argument is based—that Sugishita replaced George Perlegos as Chairman. They maintain that, although Sugishita was elected as Atmel’s “non-executive Chairman,” the Board did not, in fact, elect him as George Perlegos’s replacement because it failed to vote first to remove George Perlegos.177 They

176	As the Defendants correctly note, this Court can rescind or nullify a corporate action “where corporate directors exercise[d] their legal powers for an inequitable purpose.” Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1121 (Del. Ch. 1990) (citing Schnell v. Chris-Craft Indus., Inc., 285 A.2d 437, 439 (Del. 1971)); see also Black v. Hollinger Int’l, Inc., 872 A.2d 559, 564 (Del. 2005) (concluding certain bylaw amendments “were invalid in equity and of no force and effect, because they had been adopted for an inequitable purpose”).

177	The Director Defendants did discuss his removal. JX 131 (Aug. 6, 2006) (meeting minutes) (“The Board then discussed the removal of George Perlegos as Chairman of the Board and the appointment of Mr. Sugishita as non-executive Chairman of the Board.”).

suggest that two chairmen (one an executive and one a non-executive) could coexist. Of note also are two provisions of Atmel’s Bylaws, Sections 5.1 and 5.6, both of which pertain to the position of board chairman.178 Neither Section 5.1 nor Section 5.6 provides for more than one chairman. Indeed, the reference to “a chairman” and “such an officer” cannot be reconciled with the concept of multiple chairmen. The Board may have taken a short cut by electing Sugishita without first voting to remove George Perlegos, but that failure is not sufficient to deny the legitimacy of Sugishita as the only Chairman for which Atmel’s Bylaws provide. Under the Company’s Bylaws, the election of Sugishita as Chairman logically and necessarily meant that George Perlegos no longer served in that role.
     Second, the Perlegoses assert that neither the Board nor a new Chairman possessed the authority under Atmel’s Bylaws to cancel or rescind notice of a validly called special meeting of stockholders. They cite Republic Corp. v. Carter179 for the

178	Section 5.1 states, in pertinent part:
     Officers. The Corporate Officers of the corporation shall be a president, a secretary and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board . . . .”
     Section 5.6 states, in pertinent part:
     Chairman of the Board. The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise such other powers and perform such duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these Bylaws.

179	253 N.Y.S.2d 280 (App. Div. 1964), aff’d, 15 N.Y.2d 661 (N.Y. 1964).

proposition that neither a board nor its chairman can cancel a special meeting if the company’s bylaws contain no provision expressly authorizing them to do so.180 In other words, the Perlegoses’ position appears to be that the absence of language permitting an action amounts to a preclusion of that action.
     The Court cannot agree with the Plaintiffs’ contention that Sugishita was precluded from rescinding notice of the meeting simply because the Bylaws do not provide for such rescission or cancellation.181 It is true that Atmel’s Bylaws are silent in this regard; that, however, does not necessarily mean that a board or its chairman can never take an action that would undo what had been done earlier by a board or by a previous chairman.182 The Plaintiffs characterize the Director Defendants’ decision to rescind notice as an attempt “to override and frustrate the Chairman’s contractual

180	Id. at 283 (“The power of the president to call the special meeting is expressly granted by the stockholders through the by-law and, absent something in the language of the by-law . . . pointing to an intention to authorize the board to cancel, we will not, nor should we, rewrite the by-law so as to dissipate such power.”). Although there are important factual differences between Republic and this case, the similarities are at least intriguing. In Republic, a company’s president validly called a special stockholders meeting pursuant to the company’s bylaws. One of the stated purposes was to remove and replace certain directors with whom the president had recently fallen out of favor. About a month later, the board voted to cancel the call for the special meeting and to replace the president. The New York Appellate Division court, however, eventually rejected the board’s argument that it had the “implicit power” to cancel the meeting, as well as its alternative argument that, even if it did not have the authority to cancel, the company’s newly minted president did because the “right to cancel resides in the office rather than the individual.” Id. at 282-84.

181	Although the Board directed Sugishita to cancel the meeting, the act of cancellation was Sugishita’s. Thus, this is an instance in which a new chair rescinds an act of his predecessor. It is not an example strictly of a board’s rescinding the act of its chair.

182	A corporation’s affairs are not static. Because they evolve with time and reflect new circumstances, a board must be able to respond accordingly. See Omnicare, Inc. v. NCS Healthcare, Inc., 818 A.2d 914, 938 (Del. 2003).

right to call a stockholders meeting.”183 Atmel’s Bylaws, which are read with the general rules of contract interpretation in mind,184 confer the authority to call a special meeting of shareholders upon the one who holds the position of Chairman. It did not apply exclusively to George Perlegos. Once Sugishita became Chairman, he had the authority to call a special meeting under the Bylaws as well. But the power to take an action also includes the power, consistent with one’s fiduciary duties and unless otherwise restricted, to undo it. As observed in Unisuper Ltd. v. News Corporation, it is “an elementary principle of corporate law” that if a board has the power to adopt resolutions or policies, then it has the corresponding power to rescind them.185 Similarly, if bylaws authorize a board’s chairman with the right to call a special meeting of stockholders, it follows that a chairman can later rescind it.
     Having concluded that Sugishita had the authority under Atmel’s Bylaws to cancel the special meeting, the Court now turns to whether the decision to cancel was a proper one, as a matter of equity, in light of the reasons that have been offered.

183	Pls.’ Post-Trial Reply Br. at 6 n.7.

184	See Centaur Partners, 582 A.2d at 928 (“Corporate charters and by-laws are contracts among the shareholders of a corporation and the general rules of contract interpretation are held to apply.”); see also Engelen v. Barton-Aschman Assocs., 1987 WL 14681, at *3 (N.D. Ill. Nov. 2, 1987) (noting that, while “[a] corporation’s bylaws constitute a contract between the corporation and its shareholders,” they also “govern the relationship between a corporation and its officers . . .”). 185 2005 WL 3529317, at *5 (Del. Ch. Dec. 20, 2005); cf. In re LJM2 Co-Inv., L.P., 866 A.2d 762, 780 (Del. Ch. 2004) (“As a general matter, the court agrees that, as a simple question of power, the power to rescind a capital call, and thus to ‘abrogate, revoke or cancel’ it, is implicit in the General Partner’s power to make such a call in the first place.”).

2.	The Search for Legitimate Grounds: Justifying the Cancellation of the Special Meeting of Stockholders
     After electing Sugishita as Chairman on August 6, 2006, the Board approved a resolution to rescind and revoke the attempted notice of the special meeting that had been called by George Perlegos the day before.186 The Director Defendants perceived George Perlegos’s call as an inappropriate reaction to his termination and have argued that, in the absence of cancellation, Atmel “risked terrible consequences.”187 The Perlegoses see it differently: that the Director Defendants, faced with the prospect of being replaced, chose instead to cancel the special meeting and entrench themselves in office.188
     On the premise that the meeting’s cancellation was undertaken for the purpose of obstructing stockholders’ exercise of their franchise, the Perlegoses argue they are entitled to an order requiring Atmel to hold a special meeting—unless, under the standard articulated in Blasius Industries, Inc. v. Atlas Corporation, the Director Defendants are able to offer a “compelling justification.”189 Naturally, the Director Defendants contend that Blasius is

186	The Perlegoses were not in attendance at the Board’s August 6 meeting, and Wu was the only director present who opposed cancellation of the special meeting.

187	See Defs.’ Post-Trial Br. at 65.

188	Under Delaware law, a board’s action “taken for the principal purpose of impeding the effective exercise of the stockholder franchise is inequitable and will be restrained or set aside in proper circumstances.” Kidsco Inc. v. Dinsmore, 674 A.2d 483, 495 (Del. Ch. 1995), aff’d, 670 A.2d 1338 (Del. 1995) (Table ) (citing Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1122 (Del. Ch. 1990)).

189	564 A.2d 651, 661-62 (Del. Ch. 1988).

inapplicable because the sine qua non of that standard—that actions be taken for the “primary purpose” of foreclosing shareholder action190—is missing.
     Although the Director Defendants may have viewed their decision on August 6, 2006, as one of protection, not preclusion, the Plaintiffs have presented arguments for requiring a compelling justification when the call of a special stockholders meeting is rescinded less than twenty-four hours after it had been made. In Shamrock Holdings, Inc. v. Polaroid Corporation, this Court noted that Blasius made its “primary purpose” finding “largely because of the timing of defendants’ actions and their preclusive effect.”191 Even though the cancellation of the special meeting was not at the quintessential “eleventh hour” or in the context of a key transaction, it had the effect of precluding stockholders from voting on the removal of the Director Defendants until the next scheduled annual meeting in May 2007. The Defendants liken this to “mere delay.” That stockholders were not prevented from voting on replacing the Director Defendants but, instead, their opportunity to do so was postponed for seven months may, however, be a distinction without a difference. The Defendants have correctly referenced instances in which this Court has refused to apply Blasius where a board only

190	Id. at 659-62. See also Williams v. Geier, 671 A.2d 1368, 1376 (Del. 1996) (holding that application of the “compelling justification” standard in Blasius is “applied rarely” and applicable only where the “primary purpose” of a board’s action is to interfere with or impede the exercise of the shareholder franchise).

191	559 A.2d 278, 286 (Del. Ch. 1989).

postponed or delayed a stockholders meeting,192 but those cases are distinguishable. Here, the Director Defendants did not simply postpone the special meeting. They cancelled it.
     Ultimately, it is unnecessary to define the scope of judicial scrutiny because the Director Defendants cannot even justify their decision under a less stringent, less searching standard.193 The minutes of the Board meeting on August 6 reflect that the Director Defendants were concerned about the special meeting’s cost and its possibility to distract management and confuse Atmel employees and shareholders.194 In addition, at trial, there was some testimony by the Director Defendants that Atmel could face additional governance problems and even lose its

192	See, e.g., In re MONY Group, Inc. S’holder Litig., 853 A.2d 661, 676 (Del. Ch. 2004) (declining review under Blasius and concluding that “[s]etting a new meeting and record date, by itself, does not fall within this category of prohibited acts”); H.F. Ahmanson & Co. v. Great W. Fin. Corp., 1997 WL 305824, at *16 (Del. Ch. June 3, 1997) (concluding Blasius not applicable and finding a seven week delay in an annual meeting did not frustrate the effective exercise of the shareholders’ franchise); Kidsco Inc., 674 A.2d at 496 (declining to apply Blasius where a by-law amendment providing the board with an additional twenty-five days to call a special meeting was not enacted for an entrenchment purpose or for the primary purpose of impeding the shareholder franchise); Stahl, 579 A.2d at 1123 (1990) (“deferring this company’s annual meeting where no meeting date has yet been set and no proxies even solicited does not impair or impede the effective exercise of the franchise to any extent”).

193	See, e.g., Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985). Under this standard, the Board would be required to demonstrate, first, that it had reasonable grounds to believe that a danger faced the Company and, second, that it acted proportionately to that threat. See id. at 954-55; Unitrin, Inc. v. Am. Gen. Corp., 651 A.2d 1361, 1372, 1384-86 (Del. 1995).

194	JX 131 (Aug. 6, 2006).

listing on NASDAQ if its independent directors were removed.195 None of these concerns, however, justified cancellation of the special meeting.
     A stockholder’s vote is one of the most fundamental rights of owning stock. Although such a vote may be seen by some as a “vestige or ritual of little practical importance,” it is clear that it is the “ideological underpinning upon which the legitimacy of directorial power rests.”196 Along with the right to vote, the forum in which shareholders exercise this right plays a fundamentally important role in the corporate governance structure established under the DGCL. In short, a stockholders meeting is an important event on the corporate calendar.
     The Director Defendants have offered no persuasive reasons for the cancellation of the special meeting. Atmel cites the “expense” of holding a special meeting. Although stockholder meetings are not without cost, Atmel is a billion dollar company and appears able to bear it. Atmel also cites the potential for the special meeting to be “confusing” to Atmel stockholders and employees. A meeting,

195	Tr. 716-17, 720 (Sugishita); Tr. 772-74 (Laub). These concerns were not reflected in the minutes of the Board’s August 6 meeting; thus, the Plaintiffs object to them as “post hoc, litigation-inspired rationale[s].” Chesapeake Corp. v. Shore, 771 A.2d 293, 333 (Del. Ch. 2000). There have been, however, instances in which this Court has permitted directors to look beyond a board’s minutes when providing rationales for a certain action. See, e.g., Cheff v. Mathes, 199 A.2d 548, 555 (Del. 1964) (“While the minutes . . . indicated the stock option plan as the motivating reason, the defendants are not bound by such statements and may supplement the minutes by oral testimony . . .”); GGS Co., Ltd. v. Schuster, 1991 WL 107766, at *2 (Del. Ch. June 19, 1991). These additional concerns given at trial by two of the Director Defendants are recited to illustrate further that even they are insufficient to support the Board’s decision to rescind notice and cancel the special meeting.

196	Blasius, 564 A.2d at 659.

however, is likely to provide clarification, not confusion. Even though the last meeting of stockholders would have been only five months before the special meeting slated for early October, there were important, even extraordinary, intervening events—the Audit Committee’s investigation, the Special Committee’s creation and termination decisions, and the Board’s appointment of a new Chairman. That a special meeting itself would cause confusion among stockholders is possible (even if unlikely), but it is not enough to justify cancellation.197 Furthermore, neither the Board’s minutes nor the Director Defendants’ testimony at trial indicate that there was discussion on August 6 as to the availability of measures that would address more proportionately the threat of confusion. Finally, the Court is not persuaded by the concern aired at trial (and not referenced in the minutes) that, because George Perlegos’s call provided only for the removal of the Director Defendants and not the election of new independent directors, Atmel necessarily faced delisting. The concern is based on an assumption that stockholders would have voted to remove the Director Defendants without designating replacements. In addition, George Perlegos

197	These were critical times for Atmel—the Perlegoses and the Director Defendants agree on that. One can plausibly argue that requiring a shareholders meeting would distract the Board from its statutory obligation that the “business and affairs” of the Company “be managed by or under the direction of” the Board, 8 Del. C. § 141(a), but any challenge to a board would constitute a “distraction” to some extent. George Perlegos may have used his position to call the special meeting for his own selfish purposes, but, although the work of the Special Committee must be sustained in this action, there is room for some discomfort with the thoroughness and fairness of the investigation and with the decisions that, especially with respect to Gust Perlegos, the extreme sanction of termination was necessary. Under these circumstances, there is no apparent reason why the shareholders could not appropriately assess the conduct of the Director Defendants who, by their decision to cancel the shareholders meeting, precluded prompt shareholder action.

testified that it was his intent also to have new independent directors elected.198 Although Section 2.3 of Atmel’s Bylaws prohibits the consideration of business not stated in the notice of the special meeting, a less preclusive and more reasoned response would have been to allow the nomination of other directors, as the Perlegoses undoubtedly planned to do.
     Therefore, because the Director Defendants have not presented sufficient grounds, the Court concludes that cancellation was improper and that Atmel should be ordered to hold the special meeting in accordance with Section 2.3 of Atmel’s Bylaws.
IV. CONCLUSION
     For the foregoing reasons, the Court finds that the Perlegoses have not demonstrated any right to hold any office of Atmel and that the special meeting of stockholders called by George Perlegos must be held. The parties shall bear their own costs. Counsel are requested to confer and to submit forms of order to implement this Memorandum Opinion.

198	Tr. 183-84 (George Perlegos).

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